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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           West Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                            WEST BANCORPORATION, INC.

                            NOTICE OF ANNUAL MEETING
                            TO BE HELD APRIL 12, 2005

To the Shareholders of West Bancorporation, Inc.:

The Annual Meeting of the shareholders of West Bancorporation, Inc. will be held in the board room at the headquarters of the Company, located at 1601 22nd Street, West Des Moines, Iowa, on Tuesday, April 12, 2005, at 4:30 p.m., to consider and vote on:

      1. The election of nine Directors to serve on the Board of Directors of West Bancorporation, Inc. until the next Annual Meeting and until their successors are elected and have qualified;

      2. Approval of the West Bancorporation, Inc. Restricted Stock Compensation Plan; and

      3. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

February 7, 2005 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A list of such shareholders will be maintained at the offices of West Bancorporation, Inc., at 1601 22nd Street, West Des Moines, Iowa, during the ten-day period preceding the Annual Meeting.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A SELF-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON.

                              For the Board of Directors

                              /s/ Thomas E. Stanberry
                              Chairman, President and Chief Executive Officer

March 10, 2005

                            WEST BANCORPORATION, INC.
                                1601 22nd Street
                            West Des Moines, IA 50266

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 12, 2005

This proxy statement is furnished to shareholders of West Bancorporation, Inc., an Iowa corporation, (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Tuesday, April 12, 2005, at 4:30 o'clock p.m., local time, in the board room at the headquarters of the Company at 1601 22nd Street, West Des Moines, Iowa, and at any adjournment or postponement thereof (the "Meeting"). A copy of our 2004 summary annual report to shareholders and appendix to the proxy statement, including financial statements accompanies this proxy statement.

This proxy statement, form of proxy and other accompanying materials are first being mailed to shareholders on or about March 10, 2005. Only shareholders of record at the close of business on February 7, 2005, are entitled to notice of and to vote at the Meeting. There were 16,701,843 shares of the Company's common stock (the "common stock") outstanding at the close of business on that date, all of which will be entitled to vote at the Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Meeting. Holders of the shares of common stock are entitled to one vote per share standing in their names on the record date on all matters to properly come before the Meeting. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will be considered to be present for the purpose of determining whether a quorum is present, but will not be counted as votes cast with respect to any matter to come before the Meeting and will not affect the outcome of any matter.

Holders of common stock through the Company's Employee Savings and Stock Ownership Plan ("the Plan") can direct the Trustee of the Plan how to vote the number of shares held in the Plan as of the record date for any matter put to the vote of shareholders. If a Plan participant does not direct the Trustee on how to vote, then the Trustee shall vote those shares in the same proportion as those shares for which the Trustee received proper direction to vote for such matter.

If the accompanying proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the instructions indicated thereon. If the manner of voting such shares is not indicated on the proxy, the shares will be voted FOR the election of the nominees for directors named herein and FOR approval of the West Bancorporation, Inc. Restricted Stock Compensation Plan. Election of any nominee for director and approval of the West Bancorporation, Inc. Restricted Stock Compensation Plan will require the affirmative vote of a majority of those shares voting at the Meeting in person or by proxy.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, e-mail, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the Meeting if any shareholder who does not expect to attend the Meeting in person will return a signed proxy promptly.

A shareholder may revoke his or her proxy at any time prior to the exercise thereof by filing with the Secretary of the Company at the Company's principal office at 1601 22nd Street, West Des Moines, Iowa 50266, Attn: Secretary, either a written revocation of the proxy or a duly executed proxy bearing a later date. A shareholder may also withdraw the Proxy by attending the Meeting and voting in person. Attendance at the Meeting without voting in person will not serve as the revocation of a proxy.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of nine members. One director, David R. Milligan has informed the Company's Nominating and Governance Committee of the Board of Directors of his intention not to stand for re-election. Mr. Milligan did not cite any disagreement with the Company in announcing his intention not to stand for re-election. A long-time director of the Company's subsidiary, West Bank, George D. Milligan (no relation to David R. Milligan) has been nominated by the Nominating and Governance Committee as his replacement. The term for the persons elected as directors is until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation, removal from office, death or incapacitation.

The By-laws of the Company provide that the number of directors of the Company shall not be less than five and not greater than 15. The Board has currently set the size for 2005 at nine members. The Board of Directors has decided the number of nine members is sufficient to conduct the business of the Company. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

The Board of Directors recommends a vote FOR the nominees listed in the table on the next page.

Proxies in the accompanying form will be voted FOR the election of these individuals, unless contrary instructions are given thereon. If any nominee or nominees shall become unavailable for election, it is intended that the proxies will be voted for the election of the substitute nominees as the Board of Directors may propose. Any shareholder has the option to withhold authority to vote for all nominees for directors, or to withhold authority to vote for individual nominees for directors. The effect on the election of directors of casting votes against nominees or of withholding authority to vote for nominees is that the shareholder is considered present at the meeting and considered for meeting quorum requirements, but the vote is not a vote in favor of the nominee for purposes of determining whether the nominee has received the favorable vote of a majority of shares present at the meeting needed for the election.

Information concerning the nominees for election, including their age, year first elected a director and business experience of each during the previous five years as of February 7, 2005, is set forth in the following table. Each of the nominees is currently serving as a director of the Company except George D. Milligan and all nominees, except Mr. Crowley, also serve as a director of West Bank ("Bank"). Of the nominees, only Mr. Stanberry is currently serving as a director of WB Capital Management Inc.

                                    NOMINEES

                                    Has Served
Name                               as a Director                         Position with Company and its
(Age)                                  Since                        Subsidiaries and/or Principal Occupation
-------------------                -------------               --------------------------------------------------
Frank W. Berlin                    1995                        President, Frank W. Berlin & Associates,
(Age 59)                                                       West Des Moines, Iowa

Steven G. Chapman                  1994                        President and Chief Executive Officer,
(Age 53)                                                       ITAGroup, Inc., West Des Moines, Iowa

Michael A. Coppola                 1996                        President, Coppola Enterprises, Inc.,
(Age 48)                                                       Des Moines, Iowa

Orville E. Crowley                 1984                        President and Chief Operating Officer,
(Age 78)                                                       Linden Lane Farms Company, Cumming, Iowa

George D. Milligan                                             President, The Graham Group, Inc.
(Age 48)

Robert G. Pulver                   1984                        Chairman, President and CEO,
(Age 57)                                                       All State Industries, Inc., West Des Moines, Iowa

Thomas E. Stanberry                2003                        Chairman, President and Chief Executive
(Age 50)                                                       Officer of the Company
                                                               Chairman and Chief Executive Officer of the Bank
                                                               Chairman of WB Capital Management Inc.

Jack G. Wahlig                     2001                        President, Integrus Financial, L.C.,
(Age 72)                                                       West Des Moines, Iowa

Connie Wimer                       1985                        Owner/Publisher, Business Publications Corporation
(Age 72)                                                       Des Moines, Iowa

In addition to the positions listed above, the nominees were employed in the following capacities during the past five years. Prior to 2003, Mr. Stanberry served in a variety of capacities with U.S. Bancorp Piper Jaffray, most recently as Managing Director. Connie Wimer served as President of Iowa Title Company until her retirement in November 2001.

With the exception of George D. Milligan, who is a director of United Fire & Casualty Company, none of the other above nominees hold a directorship in any other company with a class of securities registered pursuant to Section 12 or subject to Section 15(d) of the Securities Exchange Act or registered as an investment company under the Investment Company Act of 1940.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During 2004, and until the Annual Shareholders' Meeting on April 12, 2005, the Board of Directors was and will be comprised of nine (9) members. Pursuant to NASD Rule 4200(a)(15), the Board has made an affirmative determination that the following members of the Board of Directors and the nominee are "independent" within the meaning of such rule: Frank W. Berlin, Steven G. Chapman, Michael A. Coppola, Orville E. Crowley, George D. Milligan, Robert G. Pulver, Jack G. Wahlig and Connie Wimer. The Board of Directors does not consider the relationship between the Company and Michael A. Coppola (as further described hereinafter under the heading "Loans to Directors and Officers and Other Transactions with Directors and Officers") to be material to either party, and therefore considers Mr. Coppola to be an independent director of the Company. As such, and pursuant to NASD Rule 4350(c)(1), a majority of the members of the Board of Directors and all of the members of the Audit Committee are "independent" as so defined. Subsequent to the annual meeting, the Board will be comprised of nine (9) members, the majority of which shall be "independent." Both West Bank and WB Capital Management Inc. are "controlled companies" within the meaning of NASD Rule 4350(c)(5) and are therefore exempt from the requirements of NASD Rule 4350(c). The Board of Directors holds regular quarterly meetings and held four such meetings during 2004. The Board of Directors also held three special meetings during 2004. It is a requirement of the Board that each member of the Board of Directors attend at least 75% of the scheduled meetings and, during 2004, each of the directors of the Company attended at least 75% of all meetings of the Board of Directors and meetings of committees to which such director was appointed. All of the members of the Board of Directors attended last year's Annual Shareholders' Meeting, except Mr. Pulver.

The Board of Directors has established the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as standing committees of the Board of Directors. Additional information concerning each of the committees and the directors serving on them are described below.

The Audit Committee consists of Jack G. Wahlig, as Chairperson, Michael A. Coppola and Connie Wimer, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. Based on the attributes, education and experience requirements required by NASD Rule 4350(d)(2)(A), the requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has identified Jack G. Wahlig as an "Audit Committee Financial Expert" as defined under Item 401(h) of Regulation S-K, and has determined him to be "independent." The Audit Committee recommends independent auditors to the board, reviews with the independent auditors the plan, scope and results of the auditors' services, approves their fees and reviews the Company's financial reporting and internal control functions. The Audit Committee also performs the duties set forth in its written charter which has been adopted by the Board of Directors. A copy of the charter was filed with the 2004 Proxy Statement. The committee is also prepared to meet privately at any time at the request of the independent registered public accountants or members of management to review any special situation arising on any of the above subjects. Reference is made to the "Report of the Audit Committee". The Audit Committee met five times during 2004. None of the Audit Committee members serve on any other audit committee of a listed company.

The Compensation Committee consists of Connie Wimer, as Chairperson, Frank W. Berlin, Orville E. Crowley and Robert G. Pulver, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. The Compensation Committee reviews the Company's compensation and benefit policies, including the individual salaries of the executive officers and makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer. The Compensation Committee also performs the duties set forth in its written charter which has been adopted by the Board of Directors. A copy of the charter was filed with the 2004 Proxy Statement. During 2004, the Committee was also involved in the restatement of the Employee Savings and Stock Ownership Plan and the approval of the Restricted Stock Compensation Plan which is presented for the approval of shareholders in Proposal 2. Reference is made to the "Report of the Compensation Committee". The Compensation Committee met ten times during 2004.

The Company's Nominating and Corporate Governance Committee consists of Robert
G. Pulver, as Chairperson, Frank W. Berlin and Steven G. Chapman, all of whom are independent directors under criteria established by the Securities and Exchange Commission and NASDAQ. During 2004, the Nominating and Corporate Governance Committee met one time. This committee makes recommendations to the Board of Directors regarding the composition and structure of the Board, nominations for elections of Directors and policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its shareholders. This committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies if any were to occur during the year. The Nominating and Corporate Governance Committee also performs the duties set forth in its written charter as revised in January 2005 and as adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Exhibit A. This Committee will consider, as part of its nomination process, any director candidate recommended by a shareholder of the Company who follows the procedures shown under the heading "2006 Shareholder Proposals". The Nominating and Corporate Governance Committee (the "Committee") follows the processes below when identifying and evaluating nominees to the Company's board of directors:

      Procedures for identifying candidates:

      a)    Review current directors of the Company.

      b)    Review current directors of the Company's banking subsidiary, West
            Bank.

      c)    Solicit input from existing directors and executive officers.

      d)    Review submissions from shareholders, if any.

      The following criteria will be considered when evaluating nominee candidates:

      a)    Composition

            The Board should be composed of:

            1. Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds.

            2. Directors who have high level managerial experience or are accustomed to dealing with complex problems.

            3. Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board.

            4. A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

      b)    Selection Criteria

            In considering possible candidates for election as an outside director, the Committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

            1. Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

            2. Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

            3. Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

            4. The Chief Executive is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

During 2004, directors of the Company received an annual retainer of $2,400 plus $400 per meeting (board and committee) with the exception of the Audit Committee which received $500 per meeting. If the Audit Committee meeting is on the same day as a regular board meeting, the fee paid directors attending the Audit Committee and attending the board meeting would be a total of $500. Directors of the Company who also served as directors of the Bank received fees during 2004 of $350 for each meeting attended (ten meetings held) plus $2,400 per year, $400 for loan committee meetings attended and $300 for other committee meetings attended. Directors who are also officers of the Company do not receive director's fees.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

The following table sets forth the shares of Common Stock of the Company (the "Common Stock") beneficially owned as of February 7, 2005, by each director of the Company, each executive officer listed in the Summary Compensation Table and by all directors and executive officers (including the named executive officers) as a group.

                                       Shares Beneficially                Percent of Total
Name                                     Owned (1) (2)                   Shares Outstanding
--------------------------------       -------------------               ------------------
Frank W. Berlin                             44,625                                *
Steven G. Chapman                           15,750                                *
Michael A. Coppola                          24,846                                *
Orville E. Crowley (3)                     126,913                                *
David R. Milligan                           25,750                                *
George D. Milligan                               -                                *
Robert G. Pulver (4)                        69,379                                *
Thomas E. Stanberry (5)                     10,457                                *
Jack G. Wahlig                                   -                                *
Connie Wimer                                29,190                                *
Joyce A. Chapman                            63,246                                *
Scott D. Eltjes                                664                                *
Douglas R. Gulling                           2,471                                *
Sharen K. Surber                            29,151                                *
Brad L. Winterbottom                         8,027                                *
Executive officers and directors
as a group (15 persons)                    450,469                               2.70%

*Indicates less than 1% ownership of outstanding shares.

(1) Shares "beneficially owned" include shares owned by or for, among others, the spouse and/or minor children of the named individual and any other relative who has the same home as such individual, as well as other shares with respect to which the named individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2) Except as otherwise indicated in the following notes, each named individual owns his or her shares directly, or indirectly through a self-directed IRA or the Company's profit sharing plan, and has sole investment and voting power with respect to such shares.

(3) Mr. Crowley disclaims any beneficial ownership of 283,500 shares held in his spouse's name.

(4) Mr. Pulver disclaims any beneficial ownership of 6,300 shares held in his spouse's name.

(5) Mr. Stanberry disclaims any beneficial ownership of 450 shares held in his spouse's name.

OTHER BENEFICIAL OWNERS

The following table sets forth certain information on each person who is known to the Company to be the beneficial owner as of February 7, 2005, of more than five percent of the Common Stock.


                                 Shares Beneficially                   Percent of Total
Name and Address                        Owned                         Shares Outstanding
----------------------           -------------------                  ------------------
The Jay Newlin Trust                  992,336                               5.94%
6165 NW 86th St., #114
Johnston, IA 50131

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who own more than 10 percent of the Company's Common Stock file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and NASDAQ. Reporting persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations that no other reports were required, the Company believes that all of the Section 16(a) reports applicable to its directors and officers during 2004 were filed, with the exception of Thomas E. Stanberry, who filed one late report reporting one transaction and Michael A. Coppola, who filed one late report reporting one transaction.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation earned or paid to the seven most highly compensated executive officers, including Scott D. Eltjes who became an executive officer in January 2005, for services rendered in the fiscal years ended December 31, 2004, 2003 and 2002. All compensation was paid by the Bank for services rendered as executive officers of the Bank, except Thomas E. Stanberry, who was compensated by the Company and Scott D. Eltjes, who was compensated by WB Capital Management Inc. No compensation was paid by the Company to any of the other named executive officers. Bonus amounts are shown in the year accrued.

                           SUMMARY COMPENSATION TABLE

Name
and Current                                                        Base                   All Other
Position                                                  Year    Salary    Bonus (1)  Compensation (2)
-----------                                               ----   --------   --------   ----------------
Thomas E. Stanberry, Chairman, President and              2004   $200,000   $224,346      $15,690
Chief Executive Officer of the Company, Chairman          2003    166,667    136,666       85,336
and Chief Executive Officer of the Bank and               2002          -          -            -
Chairman of WB Capital Management Inc.

David R. Milligan, Director of the Company,               2004   $179,000   $ 39,380      $19,185
Vice Chairman of the Bank (3)                             2003    174,000     35,780       18,059
                                                          2002    167,000     26,140       16,886

Brad L. Winterbottom, Director and President              2004   $173,000   $ 38,060      $17,737
of the Bank and Director of                               2003    168,000     34,610       17,019
WB Capital Management Inc.                                2002    163,000     19,860       19,509

Douglas R. Gulling, Executive Vice President and          2004   $155,000   $ 39,450      $16,085
Chief Financial Officer of the Company, Chief Financial   2003    125,000     27,500       12,708
Officer of the Bank and Director and Treasurer            2002     92,500     31,850           54
of WB Capital Management Inc.

Scott D. Eltjes, Director and Head of WB Capital          2004   $150,000   $      0      $15,690
Management Inc.                                           2003     38,077          0        3,808
                                                          2002          0          0            0

Joyce A. Chapman, Vice President and Treasurer            2004   $107,000   $ 23,540      $11,775
of the Company, Executive Vice President and              2003    102,000     21,340       10,476
Director of the Bank and Director of WB Capital           2002     99,000     12,680       10,161
Management Inc.

Sharen K. Surber, Executive Vice President                2004   $107,000   $ 23,540      $11,775
of the Bank                                               2003    104,000     21,780       10,687
                                                          2002    101,000     13,220       10,371

(1) Includes a holiday bonus equal to two percent of annual salary which is paid to all officers and employees of the Bank and the Company.

(2) Consists entirely of contributions made by the Company on behalf of the named executive officer to the Company's Employee Savings and Stock Ownership Plan except for the following amounts for 2004, 2003 and 2002, respectively, which represent premiums on group term life insurance coverage: Stanberry - $690, $61 and $0; Milligan - $1,285, $640 and $604; Winterbottom - $437, $212 and $203; Gulling - $585, $207 and $54; Eltjes - $189, $18 and $0; Chapman - $1,075, $268, $253; and Surber $1,075, $279
      and $263; and relocation expense reimbursements of $85,285 in 2003 for Stanberry.

(3) Mr. Milligan served as Executive Vice President of the Company and as Chairman and Chief Executive Officer of the Bank throughout 2004. His retirement from those positions became effective on January 1, 2005. He continues to work for the Bank on a part-time basis.

                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews the Company's compensation and benefit policies, including the individual salaries of the executive officers, and submits recommendations to the Board of Directors.

Executive Officer Compensation
The Compensation Committee has established a compensation program consisting of an annual base salary and the opportunity to earn incentive compensation. The base salaries are intended to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The incentive compensation is contingent upon the attainment of targeted net income and personal performance objectives established early in the year.

Chief Executive Officer Compensation
The compensation arrangement for Mr. Thomas E. Stanberry was comprised of a base salary of $200,000 plus a bonus. A bonus of $220,346 was accrued in 2004 and has been paid to him in 2005. The bonus was determined based upon the attainment of certain financial performance goals as determined by the Compensation Committee. In 2005, Mr. Stanberry's bonus will also be based upon the attainment of certain financial performance goals.

The Compensation Committee of the Company believes the Chief Executive Officer and other executive officers of the Company and the Bank receive appropriate compensation for their responsibilities and the resulting financial performance of the Company.

During 2004, the Compensation Committee approved amendments to the Company's Employee Savings and Stock Ownership Plan to add a stock ownership feature. Said Plan was approved by the Board of Directors in 2004. The Committee also recommended the proposal to approve the West Bancorporation, Inc. Restricted Stock Compensation Plan.

The undersigned members of the Compensation Committee have submitted this report.

                                    Connie Wimer, Chair
                                    Frank W. Berlin
                                    Orville E. Crowley
                                    Robert G. Pulver

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Company, West Bank or WB Capital Management Inc. during the fiscal year, who were previously officers or employees of the Company, West Bank or WB Capital Management Inc., or had any relationship otherwise requiring disclosure hereunder.

EMPLOYMENT CONTRACTS

The executive officers named in the Summary Compensation Table, with the exception of Mr. Stanberry and Mr. Eltjes, have entered into employment contracts with the Bank. The provisions are similar for each executive, except for salary which is shown in the table above, and call for compensation in the event of a change in control of up to two year's salary, compensation in certain cases of termination by the Company and by the executive, and an agreement by the executive not to compete against the Company during the term of the executive's employment and for a period of one year after termination of the agreement, in the event of voluntary termination by the employee. The term of the individual contracts ranges from one to three years.

EMPLOYMENT AGREEMENTS

Mr. Stanberry's employment arrangement is covered under an employment agreement with the Company whereby, in exchange for his service, he receives an initial base salary of $200,000 per year, with an annual review by the Board. In addition, under the agreement, Mr. Stanberry is eligible to receive an annual incentive payment, with the amount and criteria to be determined at the discretion of the Board, and is eligible to participate in the Company's employee benefit plans and will receive reimbursement for club memberships. The annual incentive payment for 2004 was $220,346. The agreement is for a three-year period and is renewable on an annual basis for a three-year period. The agreement calls for compensation in the event of a change in control equal to three times the base salary plus the most recent annual incentive payment, compensation in certain cases of termination by the Company and by Mr. Stanberry, and an agreement by Mr. Stanberry not to compete against the Company during the term of his employment and for a period of one year after termination of the agreement, in the event of voluntary termination by the employee.

Mr. Eltjes entered into an employment agreement with WB Capital Management Inc. The agreement is for a term through September 30, 2008 with compensation of $150,000 per year. Subsequent to September 30, 2008, the agreement will automatically renew for additional terms of one year. The agreement includes a covenant not to compete. In the event of termination due to a change in control, the agreement requires payment of his salary for the remaining term of the agreement.

EMPLOYEE BENEFIT PLANS

The Company sponsors an employee savings and stock ownership plan with a 401(k) feature covering substantially all of its employees. The plan was originally established as a profit sharing plan effective January 1, 1965. It was amended to add 401(k) provisions as of April 15, 2000 and was restated during 2004 to include a stock ownership plan. The plan allows for employee contributions that are employer matched up to certain levels. The plan provides for profit sharing contributions as the Board of Directors determines annually.

LOANS TO DIRECTORS AND OFFICERS AND OTHER TRANSACTIONS WITH DIRECTORS AND
OFFICERS

Certain directors and executive officers of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Company, such loan transactions do not involve more than the normal risk of collectability or present other unfavorable features.

The Bank leases two branch facilities from a company that is 33 1/3% owned by Mr. Coppola. Mr. Coppola also serves as the president of the lessor. Annual lease payments on those two branch facilities totaled approximately $155,000 for 2004. One lease, which was renewed in 2004, expires in 2009 and the other expires in 2018. Both leases contain options to renew for up to 20 and 25 additional years, respectively. Terms of the original leases were consummated prior to Mr. Coppola being named a director in 1996.

Said transactions referred to in the two immediately preceding paragraphs are hereby disclosed under Regulation S-K, Item 404. To that end, and pursuant to NASD Rule 4350(h), the Audit Committee has conducted an appropriate review of these transactions for conflict of interest situations and has approved or ratified same.

                          STOCK PRICE PERFORMANCE GRAPH

The following performance graph provides information regarding cumulative, five-year return on an indexed basis of the Common Stock as compared with the NASDAQ - Total US Index and the SNL Midwest Bank Index prepared by SNL Financial L.C. of Charlottesville, Virginia. The latter index reflects the performance of bank holding companies operating principally in the Midwest as selected by SNL Financial. The indexes assume the investment of $100 on December 31, 1999 in the Common Stock, the NASDAQ - Total US Index and the SNL Midwest Bank Index, with all dividends reinvested. The Company's stock price performance shown in the following graph is not indicative of future stock price performance.

                           WEST BANCORPORATION, INC.

[TOTAL RETURN PERFORMANCE GRAPH]

                                                        PERIOD ENDING
                               ---------------------------------------------------------------
INDEX                          12/31/99   12/31/00   12/31/01   12/31/02   12/31/03   12/31/04
West Bancorporation, Inc.        100.00      88.29      99.02     133.04     157.20     174.76
NASDAQ - Total US                100.00      60.82      48.16      33.11      49.93      54.49
SNL Midwest Bank Index           100.00     121.10     123.76     119.39     152.82     172.44

*Source: SNL Financial LC, Charlottesville, VA. Used with permission. All rights reserved.

                          REPORT OF THE AUDIT COMMITTEE

The incorporation by reference of this Proxy Statement into any document filed with the Securities and Exchange Commission by West Bancorporation, Inc. shall not be deemed to include the following report unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee of the Board of Directors hereby reports as follows:

      1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 (the "Audited Financial Statements") with the Company's management.

      2. The Audit Committee has discussed with McGladrey & Pullen, LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 (Communication with Audit Committees), as in effect on the date of this Proxy Statement.

      3. The Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as in effect on the date of this Proxy Statement, and has discussed with McGladrey & Pullen, LLP its independence.

      4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the Audited Financial Statements be included in West Bancorporation, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

      5. The Board has approved the Audit Committee Charter, as filed with the 2004 Proxy Statement.

      6. The Audit Committee has approved or ratified all related party transactions between directors and the Company.

The undersigned members of the Audit Committee have submitted this report.

                                     Jack G. Wahlig, Chair
                                     Michael A. Coppola
                                     Connie Wimer

           REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee ("Nominating Committee") evaluated the current board membership and concluded all were capable and were effectively carrying out the responsibilities expected of them as directors of West Bancorporation, Inc. The Nominating Committee then contacted all directors to determine their personal desire to stand for re-election. In doing so, Mr. David R. Milligan indicated it was his desire to retire from the Board at the completion of his term. Mr. Milligan did not cite any disagreement with the Company in announcing his intention not to stand for re-election. The Nominating Committee concluded that the remaining members of the current board would be nominated for election to the Board of Directors of West Bancorporation, Inc. at the annual shareholders' meeting on April 12, 2005. The Nominating Committee directors, who are all non-management independent directors, recommended one additional nominee, Mr. George D. Milligan (no relation to Mr. David R. Milligan) for the Board and determined that the composition and size of the Board at nine members is sufficient.

The undersigned members of the Nominating and Corporate Governance Committee have submitted this report.

                                     Robert G. Pulver, Chair
                                     Frank W. Berlin
                                     Steven G. Chapman

                INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

The Board of Directors of the Company, at the recommendation of the Audit Committee, has approved McGladrey & Pullen, LLP, an independent registered public accounting firm, as the principal accountant for the Company. McGladrey & Pullen, LLP, will conduct the audit examination of the Company and its subsidiaries for 2005. McGladrey & Pullen, LLP was also the principal accountant and performed the audit in 2004.

A representative from McGladrey & Pullen, LLP is expected to be present at the Annual Meeting of shareholders. He will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions from shareholders.

AUDIT FEES

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2004 and 2003, and fees billed for other services rendered by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc.:

                             2004         2003
                           --------     -------
Audit fees (1)             $151,915     $74,700
Audit related fees (2)       19,564       5,910
Tax fees (3)                 10,730      13,235
All other fees (4)                -       4,215
                           --------     -------
Total                      $182,209     $98,060
                           ========     =======

(1) Audit Fees represent fees for professional services provided for the audit of the Company's annual financial statements, review of the Company's quarterly financial statements in connection with the filing of current and periodic reports and reporting on internal controls in accordance with
      Section 404 of Sarbanes Oxley.

(2) Audit-Related Fees represent an audit of the Company's profit sharing plan in 2004 and consultations in connection with acquisitions in 2003.

(3) Tax Fees represent fees for professional services related to tax compliance, which included preparation of tax returns and tax advice regarding acquisitions.

(4) All other fees represent services provided for the edgarization of periodic reports.

Independence:

The Audit Committee has considered whether the non-audit services provided by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc. to West Bancorporation, Inc. are compatible with maintaining the independence of McGladrey & Pullen, LLP and concluded that the independence of McGladrey & Pullen, LLP is not compromised by the provision of such services.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms of those services, to be performed for the Company by its independent registered public accounting firm prior to engagement.

                                   PROPOSAL 2

         PROPOSAL TO APPROVE WEST BANCORPORATION, INC. RESTRICTED STOCK
                               COMPENSATION PLAN

The Board of Directors recommends that shareholders vote FOR approval of the Company's Restricted Stock Compensation Plan (the Plan). The Plan was adopted by the Board of Directors on February 9, 2005, subject to the approval of shareholders. If the shareholders approve the Plan, it will become effective as of March 1, 2005. If shareholders do not approve the Plan, the Plan will have no effect.

The purpose of the Plan is to attract and retain able individuals by rewarding directors and employees of West Bancorporation, Inc., and its subsidiaries and to align the interests of directors and employees with those of the shareholders of the Company. The Plan provides Awards to be made under the Plan until March 1, 2015 with a maximum of 300,000 shares to be issued as Awards.

The following is a summary of the material terms and provisions of the Restricted Stock Compensation Plan. This summary is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Exhibit
B. To the extent that there is a conflict between this summary and the Restricted Stock Compensation Plan, the terms of the Plan will govern.

              DESCRIPTION OF THE RESTRICTED STOCK COMPENSATION PLAN

PLAN ADMINISTRATION. The Restricted Stock Compensation Plan will be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee will have the authority to manage and control the operations and administration of the Plan including (1) selecting Participants to whom Awards will be made, (2) determining the number of shares of Restricted Stock to be awarded to a Participant, (3) determining the length of the restricted period, (4) determining the purchase price, if any, to be paid by the Participants for Restricted Stock, (5) determining whether to designate if an Award is intended to be "performance-based compensation" as that term is used in
Section 162(m) of the Internal Revenue Code, (6) determining if any adjustment is required to outstanding Awards due to a stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase of securities of the Company, or other similar corporate transaction,
(7) interpreting, amending or rescinding any rules and regulations relating to the Plan, and (8) delegate all or any portion of its responsibilities and powers to any person or persons selected by it.

ELIGIBILITY. Only persons who are directors or employees of the Company shall be eligible to receive grants of Restricted Stock and become Participants under the Plan. The Committee in its discretion will determine those directors or employees of the Company who are eligible to participate in the Plan. As of December 31, 2004, the Company and its subsidiaries had approximately 150 employees.

AWARDS. Awards under the Plan will be in the form of grants of shares of common stock of the Company subject to certain restrictions ("Restricted Stock"). The maximum number of shares the Company may purchase in the open market for delivery to Participants will be 300,000 shares. Any forfeiture prior to vesting shall again be available for Awards under the Plan. The number of common shares available for Awards to any single Participant over the duration of the Plan shall not exceed 40 percent of the total number of shares available under the Plan (120,000 shares).

No common stock awarded under the Plan may be transferred, sold, exchanged, pledged or otherwise disposed of by a Participant during the Restricted Period, other than by the Participant's last will and testament, by the applicable laws of descent and distribution, or as otherwise determined by the Committee.

Each outstanding Award shall become immediately vested following the date of a "Change in Control". Shares of Restricted Stock will be forfeited in the event a Participant is terminated by voluntary resignation or the Participant is terminated for cause. A Participant who dies during any Restricted Period, shall fully vest in such shares of Restricted Stock, effective as of the date of death. In the event of a Participant's retirement from the Company, the treatment of the Award shall be determined by the Committee.

AMENDMENT AND TERMINATION. The Plan may be amended or terminated by the Committee at any time, provided that no action shall be taken by the Board of Directors or the Committee without approval of the shareholders to the extent shareholder approval is required.

                           SHAREHOLDER COMMUNICATIONS

The Company provides for a process for shareholders to send communications to the Board of Directors. Shareholders may send communications to the Board of Directors by contacting the Company's Chief Financial Officer in one of the following ways:

      -     In writing at 1601 22nd Street, Suite 209, West Des Moines, IA
            50266;

      -     By e-mail at dgulling@westbankiowa.com.

The Chief Financial Officer will submit each communication received to the Board of Directors at the next regular meeting.

                           2006 SHAREHOLDER PROPOSALS

In order for any proposals of shareholders pursuant to the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 to be presented as an item of business at the Annual Meeting of Shareholders of the Company to be held in 2006, the proposal must be received at the Company's principal executive offices no later than November 9, 2005 and must be limited to 500 words. To be included in the Company's proxy statement, the shareholder must be a holder of record or beneficial owner of at least $2,000 in market value of the Company's shares entitled to be voted on the proposal and have held the shares for at least one year and shall continue to hold the shares through the date of the Meeting. Either you, or your representative who is qualified under state law to present the proposal on your behalf, must attend the meeting to present the proposal. Shareholders may not submit more than one proposal. A shareholder proposal submitted outside the procedures prescribed in Rule 14a-8 shall be considered untimely unless received no later than January 24, 2006.

Shareholders wishing to recommend names of individuals for possible nomination to the Company's Board of Directors may do so according to the following procedures established by the Board:

      1. Contact the Secretary of the Company to obtain the Board Membership Criteria established by the Board of Directors.

      2. Make type-written submission to the Secretary of the Company naming the proposed candidate and specifically noting how the candidate meets the criteria set forth by the Board.

      3. Submission must be received by the Company 120 days prior to the expected mailing date of the proxy.

      4. Person making submission must prove they are a shareholder of the Company and that they own shares with a market value of at least $2,000 and have held those shares for at least one year at the time the submission is made.

      5. If the person being submitted is aware of the submission, he or she must sign a statement indicating such.

      6. If the person being submitted is not aware of the submission, the submitter must explain why.

The written submission must be mailed to:

            Corporate Secretary
            West Bancorporation, Inc.
            1601 22nd Street, Suite 209
            West Des Moines, Iowa 50266

                                 GENERAL MATTERS

The Company will provide, when available, a copy of its annual report on Form 10-K as filed with the Securities and Exchange Commission, without charge to each shareholder solicited, upon the written or oral request of any such shareholder. Such request should be directed to Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266 or by calling 515-222-2300. It will also be available on the Securities and Exchange Commission's Internet web site at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link on the Company's investor relations web page at www.westbankiowa.com.

OTHER MATTERS

Management does not know of any other matters to be presented at the meeting, but should other matters properly come before the meeting, the proxies will vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Alice A. Jensen, Secretary

March 10, 2005

                                    EXHIBIT A

                            WEST BANCORPORATION, INC.
              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

A.    PURPOSE AND SCOPE

      The primary function of the Nominating and Corporate Governance Committee (the "Committee") is to assist the Board of Directors (the "Board") of West Bancorporation, Inc. (the "Company") in fulfilling its responsibilities by: (i) reviewing and making recommendations to the Board regarding the Board's composition and structure, establishing criteria for Board membership and evaluating corporate policies relating to the recruitment of Board members; and (ii) establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board's compliance with its fiduciary duties to the Company and its shareholders.

B.    COMPOSITION AND MEETINGS

      The Committee shall be comprised of a minimum of three members of the Board as appointed by the Board, each of whom shall meet any independence requirements promulgated by the Securities and Exchange Commission, the National Association of Securities Dealers, the NASDAQ Stock Market, any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (each a "Regulatory Body"), and each member of the Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

      The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

      The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities and duties as set forth herein. The Committee shall report its actions to the Board and keep written minutes of its meetings which shall be recorded and filed with the books and records of the Company.

C.    RESPONSIBILITES AND DUTIES

      To fulfill its responsibilities and duties the Committee shall:

      Corporate Governance Policy Establishment and Review

      1. Develop principles of corporate governance including, but not limited to, the establishment of a corporate code of ethics and conduct for all directors, officers and employees of the Company and its affiliates, (a "Code of Conduct") designed to promote honest and ethical conduct, including the ethical handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in the Company's periodic reports; and compliance with applicable governmental rules and regulations. The Code of Conduct shall be submitted by the Committee to the Board and the boards of the Company's affiliates for their approval.

      2. Review and assess the adequacy of the Code of Conduct approved by the Board periodically, but at least annually. The Committee shall recommend any modifications to the Code of Conduct to the Board for approval. If so approved the Company shall submit the revised Code of Conduct to the boards of its affiliates for their approval.

      3. Direct members of the Company's senior management to report any violations of or non-compliance with the Code of Conduct to the Committee.

      4. Be available to members of the Company's senior management team to consult with and to resolve reported violations or instances of non-compliance with the Code of Conduct.

      5. Determine an appropriate response to material violations of or non-compliance with the Code of Conduct including, at the discretion of the Committee, reporting any material violations of or non-compliance with the Code of Conduct to any appropriate Regulatory Body.

6. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually and recommend any modifications to the Charter if and when appropriate to the Board for its approval.

7. Review and assess the adequacy of the charters of any committee of the Board (the "Governing Documents") periodically in order to ensure compliance with any principles of corporate governance developed by the Committee and recommend to the Board any necessary modifications to the Governing Documents.

8.    Review and assess the performance of any committee of the Board.

Board Composition, Nominations and Shareholder Proposals

1. Evaluate the current composition and organization of the Board and its committees in light of requirements established by any Regulatory Body or any other applicable statutes, rules or regulations which the Committee deems relevant and make recommendations regarding the foregoing to the Board for approval.

2. Review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

3. Determine the criteria for selection of the Chairman of the Board, Board members and Board committee members.

4. Evaluate the performance of current Board members proposed for reelection, and make recommendations to the Board regarding the appropriateness of members of the Board standing for reelection.

5. Evaluate and, if deemed necessary, recommend the termination of Board membership of any director in accordance with the Code of Conduct or any corporate governance principles adopted by the Board, for cause or for other appropriate reason.

6. Review and recommend to the Board an appropriate course of action upon the resignation of current Board members or any planned expansion of the Board.

7. Evaluate and recommend to the Board the appointment of Board members to committees of the Board.

8. Evaluate and approve a slate of nominees for election to the Board and review the qualification, experience and fitness for service on the Board of any potential members of the Board.

9. Review all stockholder proposals submitted to the Company (including any proposal relating to the nomination of a member of the Board) and the timeliness of the submission thereof and recommend to the Board appropriate action on each such proposal.

Criteria for Evaluating Board Nominee Candidates

The Board should be composed of:

1. Directors chosen with a view to bringing to the Board a variety of experiences and backgrounds.

2. Directors who have high level managerial experience or are accustomed to dealing with complex problems.

3. Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board.

4. A majority of the Board's directors shall be independent directors under the criteria for independence required by the SEC and NASDAQ.

In considering possible candidates for election as an outside director, the Nominating Committee and other Directors should be guided by the foregoing general guidelines and by the following criteria:

1. Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and a reputation for working constructively with others.

2. Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

3. Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

4. The Chief Executive is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

Conflicts of Interest

1. Resolve actual and potential conflicts of interest a Board member may have and issue to any Board member having an actual or potential conflict of interest instructions on how to conduct him or herself in matters before the Board which may pertain to the conflict.

2. To the extent deemed necessary by the committee, engage outside counsel and/or independent consultants to review any matter under its responsibility.

3. Take such other actions regarding the Company's corporate governance that are in the best interest of the Company and its shareholders as the Committee shall deem appropriate or as shall otherwise be required by any Regulatory Body.

                                    EXHIBIT B

                            WEST BANCORPORATION, INC.

                       RESTRICTED STOCK COMPENSATION PLAN

1.    PURPOSE OF THE PLAN

      The purpose of the West Bancorporation, Inc. Restricted Stock Compensation Plan (the "Plan") is to attract and retain able individuals by rewarding directors and employees of West Bancorporation, Inc., its subsidiaries and affiliates (defined as entities in which West Bancorporation, Inc. has a significant equity or other interest) (collectively, the "Company") and to align the interests of directors and employees with those of the stockholders of the Company.

2.    EFFECTIVE DATE AND DURATION OF PLAN

      This Plan shall become effective as of March 1, 2005, subject to the approval of the stockholders of the Company at the Annual Meeting on April 12, 2005. Awards may be made under the Plan until March 1, 2015.

3.    ELIGIBLE PERSONS

      Only persons who are directors or employees of the Company shall be eligible to receive grants of Restricted Stock (defined below) and become "Participants" under the Plan. The Compensation Committee of the Company's Board of Directors (the "Committee") shall exercise the discretionary power to determine from time to time the directors or employees of the Company who are eligible to participate in this Plan.

4.    AWARD TYPES

      (a) Restricted Stock Awards. The Committee may grant Participants shares of Common Stock subject to certain restrictions ("Restricted Stock"). (The award of Restricted Stock is sometimes referred to herein as an "Award" or "Awards" as the case may be).

5.    COMMON STOCK SUBJECT TO THE PLAN

      (a) Maximum Shares Available for Delivery. Subject to Section 5(c), the maximum number of shares of Common Stock available for issuance to Participants under the Plan and the maximum number of shares which the Company may purchase in the open market for delivery to Participants shall be in the aggregate, 300,000.

            In addition, any Common Stock covered by an Award granted under the Plan, which is forfeited, cancelled or expires in whole or in part shall be deemed not to be delivered for purposes of determining the maximum number of shares of Common Stock available for grants under the Plan.

            Upon forfeiture or termination of Restricted Stock prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

      (b) Individual Share Limits. The number of shares of Common Stock available for Restricted Stock Awards granted under the Plan to any single Participant over the duration of the Plan shall not exceed 40 percent of the total number of shares available under the Plan (120,000 shares).

      (c) Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has occurred affecting the Common Stock such that an adjustment or adjustments to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable and subject to all federal and state regulatory requirements, adjust (i) the number and kind of shares which may be awarded under the Plan and (ii) the number and kind of shares subject to outstanding Awards.

      (d) Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:

            (i) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other, distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

            (ii) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

      (e) Stock Deposit Requirements and other Restrictions. The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grants, if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period.

6.    AWARDS OF RESTRICTED STOCK

      (a) Restricted Stock Awards may be awarded by the Committee, in its sole discretion, and with respect to granting any Award, the Committee shall:

            (i)   Select Participants to whom Awards will be made;

            (ii) Determine the number of shares of Restricted Stock to be awarded to a Participant;

            (iii) Determine the length of the restricted period (the "Restricted
                  Period");

            (iv) Determine the purchase price, if any, to be paid by the Participant for Restricted Stock;

            (v) Determine any restrictions other than those set forth in this Plan; and

            (vi) Determine whether to designate where any Award is intended to be "performance-based compensation" as that term is used in
                  Section 162(m) of the Internal Revenue Code.

      (b) Subject to the restrictions set forth in the Plan, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

7.    TRANSFERABILITY OF AWARDS

      Except as otherwise provided by rules of the Committee, no Common Stock awarded under this Plan shall be transferred, sold, exchanged, pledged or otherwise disposed by a Participant during the Restricted Period, other than (i) by the Participant's last will and testament, (ii) by the applicable laws of descent and distribution, (iii) or as otherwise determined by the Committee, in accordance with regulations promulgated under the Securities Exchange Act of 1934 or any other applicable law or regulation.

8.    TAXES

      Whenever the Company issues Common Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, upon the election of the Participant, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

9.    CHANGE OF CONTROL

      Each outstanding Award shall become immediately vested following the date of the following occurrences, each constituting a "Change of Control":

      (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
            (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and
            (iii) of subsection (c) below; and provided, further, that if any Person's beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

      (b) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least of a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

      (c) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which
            (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

      (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      In the event of a Change of Control, a Participant shall vest in all shares of Restricted Stock, effective as of the date of such Change of Control.

10.   TERMINATION OF EMPLOYMENT

(a) Resignation or Termination for Cause. If the Participant's employment by the Company is terminated by the voluntary resignation of the Participant, the Committee shall determine whether shares of Restricted Stock which are subject to restriction on the date of termination are required to be forfeited, provided that Participants who are awarded shares in a calendar year shall be treated equally for forfeiture purpose. If the Participant's employment by the Company is terminated by a Company discharge due to Participant's illegal activities, poor work performance, misconduct or violation of the Company's Code of Ethics, policies or practices, all shares of Restricted Stock which are subject to restriction on the date of termination shall be forfeited.

(b)   Other Termination.

      (i) Death. A Participant who dies while employed by the Company during any applicable Restricted Period, shall fully vest in such shares of Restricted Stock, effective as of the date of death.

      (ii) Retirement. The Committee shall determine, at the time of a Participant's retirement from the Company, the treatment of the Award of Restricted Stock.

      (iii) Spin-offs. If the termination of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the treatment of all outstanding Awards under the Plan.

11.   ADMINISTRATION OF THE PLAN

      (a) Administration. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:

            (i) In making any Award, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

            (ii) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

            (iii) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

      (b) Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

12.   AMENDMENTS OF THE PLAN

      The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders to the extent shareholder approval is required.

13.   FOREIGN JURISDICTIONS

      The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to directors and employees of the Company who are subject to such laws and who receive Awards under the Plan.

14.   NON-ALIENATION OF RIGHTS AND BENEFITS.

      Subject to Section 7, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan be subject to the debts, contacts, liabilities or torts of the person entitled to such rights or benefits.

15.   LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY.

      Nothing in the Plan shall be construed:

      (a) to give any director or employee of the Company any right to be granted any Award other than at the sole discretion of the Plan Committee;

      (b) to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

      (c) to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

      (d) to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.

      Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.

16.   NO LOANS

      The Company shall not lend money to any Participant to finance a transaction under this Plan.

17.   NOTICES

      All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

      Chief Executive Officer
      West Bancorporation, Inc.
      1601 22nd Street
      West Des Moines, IA 50266

                            WEST BANCORPORATION, INC.

                         APPENDIX TO THE PROXY STATEMENT

                                FISCAL YEAR 2004

                                TABLE OF CONTENTS

                                                                                                        PAGE
General Information....................................................................................  2

Selected Financial Data................................................................................  3

Management's Discussion and Analysis...................................................................  4

Reports of Independent Registered Public Accounting Firm............................................... 26

Management's Report on Internal Control over Financial Reporting....................................... 29

Consolidated Balance Sheets............................................................................ 30

Consolidated Statements of Income...................................................................... 31

Consolidated Statements of Stockholders' Equity........................................................ 32

Consolidated Statements of Comprehensive Income........................................................ 32

Consolidated Statements of Cash Flows.................................................................. 33

Notes to Consolidated Financial Statements............................................................. 35

Stock Information...................................................................................... 58

                            WEST BANCORPORATION, INC.

                               GENERAL INFORMATION

West Bancorporation, Inc. (the "Company") is an Iowa corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized and incorporated in 1984 to serve as a holding company for its principal banking subsidiary, West Bank.

West Bank's operations are conducted primarily within the Des Moines and Iowa City, Iowa metropolitan areas. The principal sources of revenue are from interest and fees earned on loans, service charges on deposit accounts and interest on fixed income securities.

On October 1, 2003, the Company, through a new wholly-owned subsidiary, WB Capital Management Inc., purchased the assets of VMF Capital, L.L.C., a registered investment advisor. The company is doing business as VMF Capital, with offices in Cedar Rapids and Clive, Iowa and provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The Company's stock trades on the Nasdaq National Market under the symbol WTBA.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

                                                                              Years Ended December 31
                                                      -----------------------------------------------------------------------
(dollars in thousands, except per share amounts)         2004           2003           2002           2001           2000
------------------------------------------------      -----------    -----------    -----------    -----------    -----------
Operating Results
Interest income                                       $    49,599    $    43,461    $    44,640    $    54,614    $    61,199
Interest expense                                           13,952         11,139         13,650         24,952         33,639
                                                      -----------    -----------    -----------    -----------    -----------
Net interest income                                        35,647         32,322         30,990         29,662         27,560
Provision for loan losses                                   1,200            850            910          1,063          1,190
                                                      -----------    -----------    -----------    -----------    -----------
Net interest income after provision for loan losses        34,447         31,472         30,080         28,599         26,370
                                                      -----------    -----------    -----------    -----------    -----------
Noninterest income                                         10,706          9,305          6,614          6,314          5,678
Noninterest expense                                        16,968         14,694         11,220         10,480          9,596
                                                      -----------    -----------    -----------    -----------    -----------
Income before income taxes                                 28,185         26,083         25,474         24,433         22,452
Income taxes                                                9,571          8,800          9,098          8,697          8,036
                                                      -----------    -----------    -----------    -----------    -----------
Net income                                            $    18,614    $    17,283    $    16,376    $    15,736    $    14,416
                                                      ===========    ===========    ===========    ===========    ===========
Dividends and Per Share Data (1)

Cash dividends                                        $    10,484    $    10,279    $     9,957    $     9,636    $     9,315
Cash dividends per share                                    0.625          0.610          0.590          0.571          0.552
Basic earnings per share                                     1.11           1.02           0.97           0.93           0.85
                                                      ===========    ===========    ===========    ===========    ===========
Average common shares outstanding                      16,761,278     16,863,285     16,863,285     16,863,285     16,863,285
                                                      ===========    ===========    ===========    ===========    ===========
Year End Balances

Total assets                                          $ 1,148,435    $ 1,000,612    $   886,116    $   815,970    $   827,876
Investment securities                                     347,052        274,913        212,292        189,473        292,371
Net loans                                                 719,318        593,380        483,959        489,158        495,884
Deposits                                                  865,932        705,074        613,099        571,730        547,283
Long-term borrowings                                      101,893        106,024         51,600         48,000         48,000
Stockholders' equity                                       97,620         92,896         85,824         79,012         70,845
                                                      ===========    ===========    ===========    ===========    ===========
Equity to assets ratio                                       8.50%          9.28%          9.69%          9.68%          8.56%
                                                      ===========    ===========    ===========    ===========    ===========

                                                                             Years Ended December 31
                                                      -----------------------------------------------------------------------
(dollars in thousands)                                    2004           2003          2002           2001           2000
----------------------                                -----------    -----------    -----------    -----------    -----------
Net income                                            $    18,614    $    17,283    $    16,376    $    15,736    $    14,416
Average assets                                          1,066,511        932,907        837,938        837,798        812,411
Average stockholders' equity                               94,209         88,742         81,904         74,977         63,872
                                                      ===========    ===========    ===========    ===========    ===========
Return on assets (net income divided by average
assets)                                                      1.75%          1.85%          1.95%          1.88%          1.77%
Return on equity (net income divided by average
equity)                                                     19.76%         19.48%         19.99%         20.99%         22.57%
Efficiency ratio (noninterest expense divided by
noninterest income plus taxable equivalent net
interest income)                                            35.78%         34.78%         29.19%         28.23%         27.98%
Dividend payout ratio (dividends paid divided
by net income)                                              56.32%         59.26%         60.78%         61.22%         64.44%
Equity to assets ratio (average equity divided by
average assets)                                              8.83%          9.51%          9.77%          8.95%          7.86%

(1) In July 2004, the Company's Board of Directors authorized a 5 percent common stock dividend. Per share numbers in this report have been adjusted for that stock dividend.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion is provided for the consolidated operations of the Company, which includes its wholly-owned banking subsidiary, West Bank ("Bank") and its wholly-owned investment advisory subsidiary, WB Capital Management Inc. d/b/a VMF Capital ("VMF Capital"). The purpose of this discussion is to focus on significant factors affecting the Company's financial condition and results of operations.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CRITICAL ACCOUNTING POLICIES

The "Management's Discussion and Analysis of Financial Condition and Results of Operations," and disclosures included within this report, are based on the Company's audited consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained in these statements is, for the most part, based on approximate measures of the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

The Company's significant accounting policies are described in the "Notes to Consolidated Financial Statements". Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The Company has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in the Company's market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management's judgment, the allowance for loan losses may be greater or less than future charge-offs.

RESULTS OF OPERATIONS - 2004 COMPARED TO 2003

OVERVIEW

For the year ended December 31, 2004, the Company recorded net income of $18,614,000, an increase of 7.7 percent from net income of $17,283,000 in 2003. Earnings per share were $1.11 in 2004 compared to $1.02 in 2003. Earnings per share for 2003 were restated to reflect a 5 percent common stock dividend which was issued in August 2004. Most of the increase was attributable to higher net interest income. Net interest income increased in large part because of significant asset growth. Interest income increased due to these favorable volume variances despite a slight decline in the net interest margin of 6 basis points to 3.71%. Net income for 2004 included the first full year of operations for VMF Capital which was formed October 1, 2003 and for the two acquired bank branches in Iowa City.

The Company's return on average assets (ROA) was 1.75 percent in 2004, compared to 1.85 percent in 2003. The return on average equity (ROE) was 19.76 percent, compared to 19.48 percent for the prior year.

The Company has consistently used the efficiency ratio to measure productivity. This ratio is computed by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income (excluding gains and losses from the sale of securities). For the year ended December 31, 2004, the Company's efficiency ratio was 35.78 percent, up from the prior year's ratio of
34.78 percent. This ratio for both years is significantly better than peer group averages, which are generally around 60% according to data in the September 2004 Bank Holding Company Performance Report, which was prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation. The Company expects the efficiency ratio for 2005 to be in the range of 37 percent.

Net Interest Income

Net interest income increased 10.3 percent to $35,647,000 for 2004 primarily due to the increase in the volume of interest-earning assets which exceeded unfavorable rate variances. Average loans grew by 22% and the average balance of the investment portfolio was also up 22%. The average yield on earning assets increased 9 basis points, while the average rate on interest-bearing liabilities increased 15 basis points. The net interest spread, which is the difference between the yield earned on assets and the rate paid on liabilities, declined to
3.36 percent from 3.42 percent a year earlier. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, was
3.71 percent in 2004 down from 3.77 percent in 2003.

Loan Growth/Loan Quality

At December 31, 2004, total gross loans increased approximately $127 million to $726,902,000 from $600,065,000 a year earlier. Most of the growth came in commercial, construction and commercial real estate loans. Loan quality remained good with nonperforming loans at December 31, 2004 totaling $860,000 or .12 percent of total loans. This compares to $1,793,000, or .30 percent of total loans at December 31, 2003. Nonperforming loans include loans on nonaccrual status, loans that have been renegotiated to below market interest rates or terms, and loans past due 90 days or more.

The allowance for loan losses, which totaled $6,527,000, represented 759 percent of nonaccrual loans and loans past due more than 90 days at the end of 2004, compared to 333 percent for 2003. The provision for loan losses totaled $1,200,000 for 2004, up from $850,000 for 2003. The Company's net charge-offs as a percent of average loans were .10 percent for 2004, compared to .05 percent for 2003. The amount of loans charged off in 2004 totaled $815,000 compared to $485,000 in 2003. Recoveries in 2004 from loans previously charged-off were $167,000, down from $205,000 in the prior year.

The allowance for loan losses represents a reserve available to absorb probable loan losses within the loan portfolio as of December 31, 2004. The allowance is based on management's judgment after considering various factors such as the current and anticipated economic environment, historical loan loss experience, and evaluation of individual loans.

Management considered the allowance for loan losses at December 31, 2004 sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Income category that represent significant variances are shown (in thousands).

                                                            Years ended December 31
                                                      ------------------------------------
Noninterest income                                      2004     2003     Change  Change-%
                                                      -------   ------   -------  --------
   Service charges on deposit accounts                $ 4,968   $4,984   $   (16)   -0.32%
   Trust services                                         632      507       125    24.65%
   Investment advisory fees                             2,683      504     2,179   432.34%
   Increase in cash value of bank-owned
      life insurance                                      869      667       202    30.28%
   Proceeds from bank-owned life insurance                  -      821      (821)  100.00%
   Gain (loss) on sale of securities                      199      300      (101)  -33.67%
   Other income:
      Gain on sale of real estate loans                   152      396      (244)  -61.62%
      Debit card income                                   156      129        27    20.93%
      ATM surcharge fees                                   96      111       (15)  -13.51%
      Safe deposit box rental                             153      138        15    10.87%
      All other income                                    798      748        50     6.68%
                                                      -------   ------   -------  -------
      Total other income                                1,355    1,522      (167)  -10.97%
                                                      -------   ------   -------  -------
      Total noninterest income                        $10,706   $9,305   $ 1,401    15.06%
                                                      =======   ======   =======  -------

Service charges on deposit accounts declined slightly due to somewhat lower nonsufficient funds fees. Income from trust services was up due to an increase in the amount of trust assets under management. Investment advisory fees are fees earned by VMF Capital, which commenced operations on October 1, 2003. Bank-owned life insurance was purchased during the first and third quarters of 2003 and the Company received tax-exempt income from life insurance proceeds in 2003 as the result of the untimely death of one of the Bank's officers. The decrease in gains on sale of real estate loans is due to lower volumes of loan originations. Debit card income was up due to higher usage volumes. ATM surcharge fees declined as consumers sought to avoid the surcharge fee by using ATM's sponsored by their own bank. The increase in safe deposit box rental income is the result of a full year's worth of fees in the Iowa City market.

Noninterest Expense

Total noninterest expense increased 15.5 percent to $16,968,000 in 2004 from $14,694,000 in 2003.

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Expense category that represent significant variances are shown (in thousands).

                                                       Years ended December 31
                                             ------------------------------------------
Noninterest expense:                           2004        2003     Change     Change-%
                                             --------    -------   -------     --------
   Salaries and employee benefits            $  9,680    $ 7,701   $ 1,979       25.70%
   Occupancy                                    2,057      1,583       474       29.94%
   Data processing                              1,361      1,130       231       20.44%
   Charitable contributions                       147      1,483    (1,336)     -90.09%
   Other expenses:
      Professional fees                           567        326       241       73.93%
      Intangible amortization                     358        170       188      110.59%
      Supplies                                    282        207        75       36.23%
      Marketing                                   324        252        72       28.57%
      Postage and courier                         373        338        35       10.36%
      Other real estate owned and
       collection expenses                       (175)        66      (241)    -365.15%
      Investment advisory
       marketers expense                          216         38       178      468.42%
      All other expenses                        1,778      1,400       378       27.00%
                                             --------    -------   -------     -------
      Total other expenses                      3,723      2,797       926       33.11%
                                             --------    -------   -------     -------
      Total noninterest expense              $ 16,968    $14,694   $ 2,274       15.48%
                                             ========    =======   =======     =======

The increase in salaries and benefits includes compensation related expenses for the employees associated with the two acquisitions in the last half of 2003. Occupancy expenses likewise were higher in 2004 due to the four additional locations acquired in the second half of 2003 and a new bank office in Coralville in the fourth quarter of 2004. Charitable contributions expense was significantly lower than 2004 because last year the Company formed and donated to the West Bancorporation Foundation, Inc. the tax equivalent amount received from a death claim from bank-owned life insurance. The increase in professional fees were the result of additional legal and accounting services associated with complying with the Sarbanes-Oxley Act of 2002 and the decision to outsource the Company's internal audit services. The increase in intangible asset amortization also relates to the 2003 acquisitions. Supplies expense is higher because of the introduction of a new logo and a full year's expense for the Iowa City branches and VMF Capital. Marketing expense increased as the result of the decision to do more direct marketing to selected customer segments. Postage and courier expense was up also due to a full year's operation in Iowa City and with VMF Capital. Other real estate owned expense has declined as a result of selling several other real estate properties at gains. Investment advisory marketers expense included a full year's expense compared to only the fourth quarter for 2003 and also increased due to referrals for new business.

Income Taxes

The Company records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in the timing of certain items for financial statement reporting compared to income tax reporting. The effective income tax rate differs from the federal statutory income tax rate primarily due to tax-exempt interest income, the tax-exempt increase in cash value of bank-owned life insurance, tax-exempt proceeds from life insurance in 2003, disallowed interest expense, meals and entertainment expenses and state income taxes. The effective rate of income tax expense as a percent of income before income taxes was 34.0 percent for 2004, compared to 33.7 percent for 2003. The federal income tax expense was approximately $8,300,000 and $7,500,000 for 2004 and 2003, respectively, while state income tax expense was approximately $1,350,000 and $1,300,000, respectively.

RESULTS OF OPERATIONS - 2003 COMPARED TO 2002

OVERVIEW

During 2003, the Company and its subsidiaries grew through two acquisitions. In the first transaction, West Bank purchased the assets and assumed certain liabilities of Hawkeye State Bank in Iowa City, Iowa on July 18, 2003. Assets acquired in this transaction totaled approximately $129 million at two offices in Iowa City. In the second transaction, a newly-formed subsidiary, WB Capital Management Inc. purchased the assets and assumed certain liabilities of VMF Capital, L.L.C., an independently-owned asset manager on October 1, 2003. The new entity is operating under the name VMF Capital, with offices in Cedar Rapids and Clive, Iowa and provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

For the year ended December 31, 2003, the Company recorded net income of $17,283,000, an increase of 5.5 percent from net income of $16,376,000 in 2002. Earnings per share were $1.02 in 2003 compared to $0.97 in 2002. Earnings per share for both years were restated to reflect a 5 percent common stock dividend which was issued in August 2004. Most of the increase was attributable to higher net interest income. Net interest income increased primarily because of the acquisition of approximately $103 million in interest-earning assets in the Hawkeye State Bank transaction effective July 18, 2003. Interest income increased due to these favorable volume variances despite continued pressure on the net interest margin which declined 20 basis points to 3.77%.

The Company's return on average assets (ROA) was 1.85 percent in 2003, compared to 1.95 percent in 2002. The return on average equity (ROE) was 19.48 percent, compared to 19.99 percent for the prior year. ROE declined even though net income increased, because the Company's capital grew at a faster rate than net income.

A significant transaction affecting net income in 2003 was the purchase of bank-owned life insurance in the first and third quarters. The purpose of the purchases was to offset the costs of employee benefits and to enhance revenue in the current low interest rate environment. The increase in the cash value is exempt from taxation and totaled $667,000 for the year ended December 31, 2003.

During the fourth quarter of 2003, the Company received $821,000 in tax-exempt income from life insurance proceeds as a result of the death of one of the Bank's officers. The Company decided to form a charitable foundation and contribute the tax-equivalent amount of the income received from the insurance claim. The amount of the donation was $1,330,000 and will allow the proceeds from the death claim to benefit worthwhile charities in future years. The net effect of these transactions on net income was zero.

For the year ended December 31, 2003, the Company's efficiency ratio was 34.78 percent, up from the prior year's ratio of 29.19 percent. The Company's efficiency ratio was higher in 2003 because of the receipt of the income from life insurance proceeds and the related charitable contribution, and the results of VMF Capital. Excluding these two items, the Company's efficiency ratio would have been 31.10 percent for the year ended December 31, 2003.

Net Interest Income

Net interest income increased 4.3 percent to $32,322,000 for 2003 due to the increase in the volume of interest-earning assets which exceeded unfavorable rate variances. The yield on both loans and investment securities declined more than the decline in the rate paid on interest-bearing liabilities. The average yield on earning assets declined 64 basis points, while the average rate on interest-bearing liabilities declined 62 basis points. The net interest spread declined to 3.42 percent from 3.44 percent a year earlier. Net interest margin, which is tax-equivalent net interest income as a percent of average earning assets, was 3.77 percent in 2003 down from 3.97 percent in 2002.

Loan Growth/Loan Quality

At December 31, 2003, total loans increased approximately $111.5 million, or
22.8 percent, to $600,065,000 from $488,574,000 a year earlier. Growth came in all loan categories due to the combination of the acquisition of the two Iowa City offices and increased loan demand. Exclusive of the acquired offices, loans grew 8.6 percent. Loan quality remained good with nonperforming loans at December 31, 2003 totaling $1,793,000 or .30 percent of total loans. This compares to $1,899,000, or .39 percent of total loans at December 31, 2002.

The allowance for loan losses, which totaled $5,975,000, represented 333 percent of nonaccrual loans and loans past due more than 90 days at the end of 2003, compared to 237 percent for 2002. The provision for loan losses totaled $850,000 for 2003, down slightly from $910,000 for 2002. The Company's net charge-offs as a percent of average loans were .05 percent for 2003, an improvement from .14 percent for 2002. The amount of loans charged off in 2003 was approximately 59 percent less than in 2002, however, recoveries in 2003 from loans previously charged-off were also significantly lower in the current year.

Management considered the allowance for loan losses at December 31, 2003 sufficient to absorb probable loan losses within the portfolio.

Noninterest Income

The following table shows the variance from the prior year in the noninterest income categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Income category that represent significant variances are shown (in thousands).

                                                     Years ended December 31
                                           -------------------------------------------
                                             2003        2002      Change    Change-%
                                           ---------   ---------  ---------  --------
Noninterest income
  Service charges on deposit accounts      $   4,984   $   4,705  $    279     5.93%
  Trust services                                 507         570       (63)  -11.05%
  Investment advisory fees                       504           -       504        -
  Increase in cash value of bank-owned
        life insurance                           667           -       667        -
  Proceeds from bank-owned life insurance        821           -       821        -
  Gain (loss) on sale of securities              300         116       184   158.62%
  Other income:
        Gain on sale of real estate loans        396         175       221   126.29%
        Debit card income                        129          91        38    41.76%
        ATM surcharge fees                       111          69        42    60.87%
        All other income                         886         888        (2)   -0.23%
                                           ---------   ---------  --------   ------
        Total other income                     1,522       1,223       299    24.45%
                                           ---------   ---------  --------   ------
        Total noninterest income           $   9,305   $   6,614  $  2,691    40.69%
                                           =========   =========  ========   ======

Service charges on deposit accounts grew due to higher volumes and an increase in nonsufficient funds fees. Income from trust services was down due to a decrease in the number of trust accounts. Investment advisory fees were earned by VMF Capital in the fourth quarter of 2003. As previously discussed, bank-owned life insurance was purchased during 2003 and the Company received tax-exempt income from life insurance proceeds as the result of the untimely death of one of the Bank's officers. The increase in the gain on sale of real estate loans was due to the increased loan volume as a result of the lower interest rate environment and the addition of loan volume through the banking offices acquired in Iowa City, Iowa. The volume of loans originated and sold in the secondary market and the resulting gains on those sales declined in the fourth quarter as interest rates moved slightly higher and due to the cyclical nature of the market. Debit card income was up because of increased promotion of debit cards to the Bank's customer base and ATM surcharge fees were not implemented until the second quarter of 2002.

Noninterest Expense

Total noninterest expense increased 31.0 percent to $14,694,000 in 2003 from $11,220,000 in 2002. Exclusive of the previously discussed contribution to the newly established charitable foundation, noninterest expense increased 19.1 percent.

The following table shows the variance from the prior year in the noninterest expense categories shown in the Consolidated Statements of Income. In addition, accounts within the Other Expense category that represent significant variances are shown (in thousands).

                                                    Years ended December 31
                                           ------------------------------------------
Noninterest expense:                          2003        2002     Change    Change-%
                                           ---------   ---------  ---------  --------
 Salaries and employee benefits            $   7,701   $   6,408  $   1,293     20.18%
 Occupancy                                     1,583       1,311        272     20.75%
 Data processing                               1,130       1,006        124     12.33%
 Charitable contributions                      1,483         107      1,376   1285.98%
 Other expenses:
      Supplies                                   207         173         34     19.65%
      Advertising                                252         209         43     20.57%
      Trust expense                              260         283        (23)    -8.13%
      Professional fees                          326         263         63     23.95%
      Intangible amortization                    170          32        138    431.25%
      Postage and courier                        338         282         56     19.86%
      Other real estate owned and
       collection expenses                        66          13         53    407.69%
      All other expenses                       1,178       1,133         45      3.97%
                                           ---------   ---------  ---------  --------
      Total other expenses                     2,797       2,388        409     17.13%
                                           ---------   ---------  ---------  --------
      Total noninterest expense            $  14,694   $  11,220  $   3,474     30.96%
                                           =========   =========  =========  ========

The increase in salaries and benefits included the salaries of the employees in the banking offices acquired in Iowa City for five and a half months, the salaries of VMF Capital employees for the fourth quarter and one-time relocation expenses for the Company's chief executive officer totaling $85,285. Occupancy expenses were higher in 2003 due to the costs of the two acquired offices in Iowa City and two offices for VMF Capital, higher maintenance costs due to snow removal and increased depreciation expenses related to technology purchases. As previously discussed, charitable contributions increased due to the one-time donation of the tax-equivalent amount of life insurance proceeds of $1,330,000 to a charitable foundation. Professional fees increased due to the outsourcing of certain internal audit functions, increased State of Iowa Banking Department fee assessments related to the Hawkeye transaction and increased legal fees due to new legal requirements pertaining to corporate governance. Intangible amortization increased due to the amortization of the core deposit intangible related to the acquisition of the two banking offices in Iowa City and the non-compete and client list intangibles at VMF Capital. Postage and courier expenses increased primarily due to the offices acquired in Iowa City. Other real estate owned and collection expenses increased primarily due to the fourth quarter write-down of two properties to net realizable value.

Income Taxes

The effective rate of income tax expense as a percent of income before income taxes was 33.7 percent for 2003, compared to 35.7 percent for 2002. The decline is due to the higher amount of tax-exempt income in 2003. The federal income tax expense was approximately $7,500,000 and $7,800,000 for 2003 and 2002, respectively, while state income tax expense was approximately $1,300,000 in both years.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES; AND INTEREST DIFFERENTIAL

Average Balances and an Analysis of Average Rates Earned and Paid.

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category of average earning assets or interest-bearing liability.

(dollars in thousands)

                                                  2004                              2003                         2002
                                    -------------------------------   ------------------------------  -----------------------------
                                      Average     Revenue/   Yield/     Average    Revenue/   Yield/   Average    Revenue/   Yield/
                                      Balance      Expense   Rate       Balance    Expense    Rate     Balance    Expense    Rate
                                    -----------  ----------  ------   ----------  ---------   ------  ----------  ---------  ------
Assets
Interest-earning assets:
Loans: (2) (3)
 Commercial                         $   279,268  $   14,975   5.36%   $  270,129  $  15,127    5.60%  $  254,424  $  15,721  6.18%
 Real estate                            334,532      20,459   6.12%      230,806     15,518    6.72%     191,417     14,831  7.75%
 Consumer                                13,864       1,008   7.27%       18,509      1,388    7.50%      20,532      1,639  7.98%
 Other (1)                               18,211       1,058   5.81%       11,589        879    7.58%      15,640      1,223  7.82%
                                    -----------  ----------   ----    ----------  ---------    ----   ----------  ---------  ----
Total loans                             645,875      37,500   5.81%      531,033     32,912    6.20%     482,013     33,414  6.93%
                                    -----------  ----------   ----    ----------  ---------    ----   ----------  ---------  ----
Investment securities:
 Taxable                                240,601       9,442   3.92%      206,263      8,174    3.96%     184,867      8,506  4.60%
 Tax-exempt (1)                          61,117       2,977   4.87%       40,560      2,026    5.00%      28,494      1,867  6.55%
                                    -----------  ----------   ----    ----------  ---------    ----   ----------  ---------  ----
Total investment securities             301,718      12,419   4.12%      246,823     10,200    4.13%     213,361     10,373  4.86%
                                    -----------  ----------   ----    ----------  ---------    ----   ----------  ---------  ----
Federal funds sold and other
 short-term investments                  46,588         948   2.03%      103,883      1,265    1.22%     109,480      1,821  1.66%
                                    -----------  ----------   ----    ----------  ---------    ----   ----------  ---------  ----
Total interest-earning assets (1)       994,181  $   50,867   5.12%      881,739  $  44,377    5.03%     804,854  $  45,608  5.67%
                                    -----------  ----------   ====    ----------  ---------    ====   ----------  ---------  ====
Noninterest-earning assets:
Cash and due from banks                  28,326                           25,710                          29,029
Premises and equipment, net               3,794                            2,387                           1,306
Other, less allowance for loan
losses                                   40,210                           23,071                           2,749
                                    -----------                       ----------                      ----------
Total noninterest-earning assets         72,330                           51,168                          33,084
                                    -----------                       ----------                      ----------
Total Assets                        $ 1,066,511                       $  932,907                      $  837,938
                                    ===========                       ==========                      ==========

1 Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

2 Average loan balances include nonaccrual loans. Interest income on nonaccrual loans has been excluded.

3 Interest income on loans includes amortization of loan fees, which is not material.

(dollars in thousands)

                                                     2004                             2003                            2002
                                     ------------------------------   ------------------------------  ----------------------------
                                       Average    Revenue/   Yield/    Average     Revenue/   Yield/   Average     Revenue/  Yield/
                                       Balance    Expense     Rate     Balance     Expense     Rate    Balance     Expense    Rate
                                     ----------  ----------  ------   ----------  ---------   ------  ----------  ---------  -----
Liabilites and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
 Savings, checking with interest,
   and money markets                 $  395,757  $   3,682    0.93%   $   345,986 $   3,084    0.89%  $  282,307  $   3,756   1.33%
 Time deposits                          193,379      3,760    1.94%       113,910     2,666    2.34%     145,341      5,084   3.50%
                                     ----------  ---------    ----    ----------- ---------    ----   ----------  ---------   ----
Total deposits                          589,136      7,442    1.26%       459,896     5,750    1.25%     427,648      8,840   2.07%
Other borrowed funds                    203,064      6,510    3.21%       231,794     5,389    2.32%     184,224      4,810   2.61%
                                     ----------  ---------    ----    ----------- ---------    ----   ----------  ---------   ----
Total interest-bearing liabilities      792,200     13,952    1.76%       691,690    11,139    1.61%     611,872     13,650   2.23%
                                     ----------  ---------    ====    ----------- ---------    ====   ----------  ---------   ====
Noninterest-bearing liabilities:
Demand deposits                         175,605                          148,648                         140,977
Other liabilities                         4,497                            3,827                           3,185
Stockholders' equity                     94,209                           88,742                          81,904
                                     ----------                       ----------                      ----------
Total Liabilities and Stockholders'  $1,066,511                       $  932,907                      $  837,938
Equity
                                     ==========                       ==========                      ==========
Net interest income (1)                          $  36,915                        $  33,238                       $  31,958
                                                 =========                        =========                       =========
Margin Analysis
Interest income/yield on
 interest-earning
 assets (1)                                      $  50,867    5.12%               $  44,377    5.03%              $  45,608  5.67%
Interest expense/rate on
interest-bearing
 liabilities                                        13,952    1.76%                  11,139    1.61%                 13,650  2.23%
                                                 ---------   -----                ---------   -----               ---------  ----
Net interest income/net interest                 $  36,915    3.36%               $  33,238    3.42%              $  31,958  3.44%
spread (1)
                                                 =========   =====                =========   =====               =========  ====
Net interest margin (1)                                       3.71%                            3.77%                         3.97%
                                                             =====                            =====                          ====

1 Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental rate of 35% and is adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

NET INTEREST INCOME

The Company's largest component contributing to net income is net interest income, which is the difference between interest earned on earning assets which are primarily loans and investments and interest paid on interest-bearing liabilities which are primarily deposits and borrowings. The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid are also affected by general economic conditions, particularly changes in market interest rates, and by competitive factors, government policies and the action of regulatory authorities. Net interest income divided by average earning assets is referred to as net interest margin. For the years ending December 31, 2004, 2003 and 2002, the Company's net interest margin was
3.71 percent, 3.77 percent and 3.97 percent, respectively.

Analysis of Changes in Interest Differential

The following table sets forth, on a tax-equivalent basis, a summary of the changes in net interest income due to changes in asset and liability volumes and due to changes in interest rates.

VOLUME AND YIELD/RATE VARIANCE (1)
(in thousands and on a tax equivalent basis)

                                            2004 Compared to 2003            2003 Compared to 2002
                                    -----------------------------------------------------------------------
                                       Volume      Rate       Total      Volume        Rate        Total
                                    -----------  --------    -------   ----------    ---------    ---------
Interest Income
Loans: (2)
 Commercial                          $      597  $   (749)   $  (152)  $    1,146    $  (1,740)   $    (594)
 Real estate                              6,185    (1,244)     4,941        1,922       (1,235)         687
 Consumer                                  (339)      (41)      (380)        (155)         (96)        (251)
 Other                                      303      (124)       179         (308)         (36)        (344)
                                    -----------  --------    -------   ----------    ---------    ---------
Total loans (including fees)              6,746    (2,158)     4,588        2,605       (3,107)        (502)
                                    -----------  --------    -------   ----------    ---------    ---------
Investment securities:
 Taxable                                  1,347       (79)     1,268        1,672       (2,004)        (332)
 Tax-exempt (3)                           1,000       (49)       951          362         (203)         159
                                    -----------  --------    -------   ----------    ---------    ---------
Total investment securities               2,347      (128)     2,219        2,034       (2,207)        (173)
                                    -----------  --------    -------   ----------    ---------    ---------
Federal funds sold and other
 short-term investments                    (909)      592       (317)         (89)        (467)        (556)
                                    -----------  --------    -------   ----------    ---------    ---------
Total interest income (3)                 8,184    (1,694)     6,490        4,550       (5,781)      (1,231)
                                    -----------  --------    -------   ----------    ---------    ---------
Interest Expense
Deposits:
 Savings, checking with interest,
  and money markets                         459       139        598        1,451       (2,123)        (672)
 Time deposits                            1,444      (350)     1,094         (956)      (1,462)      (2,418)
                                    -----------  --------    -------   ----------    ---------    ---------
Total deposits                            1,903      (211)     1,692          495       (3,585)      (3,090)
Other borrowed funds                       (545)    1,666      1,121        1,006         (427)         579
                                    -----------  --------    -------   ----------    ---------    ---------
Total interest expense                    1,358     1,455      2,813        1,501       (4,012)      (2,511)
                                    -----------  --------    -------   ----------    ---------    ---------
Net interest income (3)              $    6,826  $ (3,149)   $ 3,677   $    3,049    $  (1,769)   $   1,280
                                    ===========  ========    =======   ==========    =========    =========

1 The change in interest that is due to both volume and rate changes has been allocated to the change due to volume and the change due to rate in proportion to the absolute value of the change in each.

2 Balances of nonaccrual loans have been included for computational purposes.

3 Tax-exempt income has been converted to a tax-equivalent basis using a federal income tax rate of 35% and is adjusted for the effect of the nondeductible interest expense associated with owning tax-exempt investments.

INVESTMENT PORTFOLIO

The investments below are presented at carrying value and reported by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

December 31, 2004
(dollars in thousands)

                                                           After one year  After five
                                                             but within    years but
                                              Within one       five        within ten     After ten
                                                 year          years          years         years         Total
                                             -----------   --------------  ----------    -----------    ----------
U.S. Government agencies and corporations    $     3,008    $    73,155    $   98,547    $    24,592    $  199,302
States of the United States and political
subdivisions                                      11,032         16,279        21,929         47,673        96,913
Corporate notes and other investments             23,175          3,554         6,022         11,564        44,315
                                             -----------   ------------    ----------    -----------    ----------
Total                                        $    37,215    $    92,988    $  126,498    $    83,829    $  340,530
                                             ===========   ============    ==========    ===========    ==========
Weighted average yield:
U.S. Government agencies and corporations           3.34%          3.58%         4.29%          4.81%
States of the United States and political
subdivisions (1)                                    3.12%          4.16%         5.77%          5.57%
Corporate notes and other investments               3.58%          2.51%         4.26%          6.10%
                                             -----------   ------------    ----------    -----------
Total                                               3.43%          3.64%         4.54%          5.42%
                                             ===========   ============    ==========    ===========

1 Yields on tax-exempt obligations have been computed on a tax-equivalent basis using an incremental tax rate of 35% and are adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt investments.

Investments in States of the United States and political subdivisions represent purchases of municipal bonds issued by municipalities located primarily in the State of Iowa.

Investments in corporate notes and other investments include corporate debt obligations of companies located and doing business throughout the United States. The debt obligations were all within the credit ratings acceptable under West Bank's investment policy.

As of December 31, 2004, the Company did not have securities from a single issuer, except for the United States government or its agencies, which exceeded 10 percent of consolidated stockholders' equity.

LOAN PORTFOLIO

Types of Loans

The following table sets forth the composition of the Company's loan portfolio for the past five years ending December 31, 2004 (dollars in thousands).

                                                                      As of December 31
                                                --------------------------------------------------------------
                                                   2004         2003         2002        2001          2000
                                                ----------   ----------  -----------  ------------  ----------
Commercial                                      $  268,805   $  244,173  $   235,985  $    226,183  $  234,089
Real Estate
    Construction, land and land development         87,379       44,200       27,827        33,954      16,250
    1-4 family residential                          75,616       76,853       56,939        71,628      81,983
    Commercial                                     273,204      204,673      143,560       138,409     138,705
Consumer and other loans                            21,898       30,166       24,263        23,333      29,221
                                                ----------   ----------  -----------  ------------  ----------
Total loans                                        726,902      600,065      488,574       493,507     500,248
Deferred loan fees, net                              1,057          710          121           108         169
                                                ----------   ----------  -----------  ------------  ----------
Total loans, net of deferred fees               $  725,845   $  599,355  $   488,453  $    493,399  $  500,079
                                                ==========   ==========  ===========  ============  ==========

The Company's loan portfolio primarily consists of commercial loans, commercial real estate, real estate construction, land and land development, residential real estate, and consumer loans. As of December 31, 2004, gross loans totaled approximately $727 million, which equals approximately 84 percent of total deposits and 63 percent of total assets. As of December 31, 2004, almost all of the loans were originated directly by West Bank to borrowers within the Bank's principal market areas. There were no foreign loans outstanding during the years presented.

Commercial loans consist primarily of loans to businesses for various purposes including revolving lines to finance current operations, inventory and accounts receivable; and capital expenditure loans to finance equipment and other fixed assets. These loans generally have short maturities, have either adjustable or fixed rates and are unsecured or secured by inventory, accounts receivable and/or equipment.

Real estate loans include various types of loans for which West Bank holds real property as collateral and consist of loans primarily on commercial properties, and single and multi-family residences. Real estate loans typically have fixed rates for up to seven years with the bank's loan policy having a maximum amortization period of up to 30 years. The majority of construction loan volume is to contractors and developers to construct commercial buildings or develop residential real estate and generally have maturities of up to 24 months. West Bank originates residential real estate loans for its portfolio and for sale in the secondary market for a fee.

Consumer loans include loans extended to individuals for household, family and other personal expenditures not secured by real estate. The majority of West Bank's consumer lending is for vehicles, consolidation of personal debts, and household improvements.

The interest rates charged on loans vary with the degree of risk, the amount of the loan and the maturity of the loan. Competitive pressures, market interest rates, the availability of funds and government regulation further influence the rate charged on a loan.

West Bank follows a loan policy that has been approved by the Bank's Board of Directors and is administered by West Bank's management. This policy establishes lending limits, review criteria and other guidelines such as loan administration and allowance for loan losses. Loans are approved by the Bank's Board of Directors and/or designated officers in accordance with respective guidelines and underwriting policies of the Bank. Loans to any one borrower are limited by applicable state banking laws. Loan officer credit limits generally vary according to the individual loan officer's experience.

Maturities of Loans

The contractual maturities of the Company's loan portfolio are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

Loans as of December 31, 2004
(dollars in thousands)

                                                                           After one
                                                                              but
                                                            Within one    within five   After five
                                                               year          years        years        Total
                                                           ------------  ------------  -----------  ----------
Commercial                                                 $    153,395  $     97,320  $    18,090  $  268,805
Real Estate
     Construction, land and land development                     53,493        32,964          922      87,379
     1-4 family residential                                      16,437        47,004       12,175      75,616
     Commercial                                                  32,803       153,076       87,325     273,204
Consumer and other loans                                          7,355        13,817          726      21,898
                                                           ------------  ------------  -----------  ----------
Total Loans                                                $    263,483  $    344,181  $   119,238  $  726,902
                                                           ============  ============  ===========  ==========

                                                 After one
                                                    but
                                                within five   After five
                                                   years        years
                                               -------------  ----------
Loan maturities after one year with:
Fixed rates                                      $   214,340  $   37,791
Variable rates                                       129,841      81,447
                                                 -----------  ----------
                                                 $   344,181  $  119,238
                                                 ===========  ==========

Risk Elements

The following table sets forth information concerning the Company's nonperforming assets for the past five years ending December 31, 2004 (dollars in thousands).

                                                        Years Ended December 31
                                        --------------------------------------------------------
                                          2004        2003        2002        2001        2000
                                        --------    --------   ---------    --------    --------
Nonaccrual loans                        $    785    $  1,668   $   1,354    $    878    $    705
Loans past due 90 days and still
   accruing interest                          75         125         545         396         466
                                        --------    --------   ---------    --------    --------
Total nonperforming loans                    860       1,793       1,899       1,274       1,171
Other real estate owned                      175         441         529       1,089       1,363
                                        --------    --------   ---------    --------    --------
Total nonperforming assets              $  1,035    $  2,234   $   2,428    $  2,363    $  2,534
                                        ========    ========   =========    ========    ========
Nonperforming loans to total loans          0.12%       0.30%       0.39%       0.26%       0.23%
Nonperforming assets to total loans         0.14%       0.37%       0.50%       0.48%       0.51%
Nonperforming assets to total assets        0.09%       0.22%       0.27%       0.29%       0.31%

The accrual of interest on past due and other impaired loans is generally discontinued at 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received. In certain cases, interest may continue to accrue on loans past due more than 90 days when the value of the collateral is sufficient to cover both the principal amount of the loan and accrued interest. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan or the observable fair market value of the loan's collateral.

Outstanding loans of approximately $2,472,000 were placed on nonaccrual status during 2004 with total nonaccrual loans equaling $785,000 as of December 31, 2004. The average balance of nonaccrual loans during 2004 was approximately $1,793,000. The total amount of loans on nonaccrual status as of December 31, 2003 was $1,668,000. Loans are placed on nonaccrual status when there is doubt as to the borrower's ability to make scheduled principal and interest payments. A loan may be removed from nonaccrual status when payments have resumed and it is reasonable to expect continued payment performance. For the years ended December 31, 2004, 2003 and 2002, interest income, which would have been recorded under the original terms of such loans, was approximately $98,000, $102,000 and $85,000, respectively. For the periods shown above, there were no restructured loans. As of December 31, 2004, there were no additional potential problem loans and leases identified that are not included in the amounts reported above.

SUMMARY OF THE ALLOWANCE FOR LOAN LOSSES

The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance for loan losses is management's best estimate of probable losses inherent in the loan portfolio as of the balance sheet date. Factors considered in establishing an appropriate allowance include: an assessment of the financial condition of the borrower; a realistic determination of value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; an analysis of the levels and trends of loan categories; and a review of delinquent and classified loans.

The adequacy of the allowance for loan losses is evaluated quarterly by management and reviewed by the Bank's Board of Directors. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions and historical loss experience. Any one of the following conditions may result in the review of a specific loan: concern about whether the customer's cash flow or net worth is sufficient to repay the loan; delinquency status; criticism of the loan in a regulatory examination; the suspension of interest accrual; or other reasons including when the loan has other special or unusual characteristics which suggest special monitoring is warranted.

While management uses available information to recognize losses on loans, further reduction in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgment about information available to them at the time of their examination.

Change in the Allowance for Loan Losses

The Company's policy is to charge-off loans when, in management's opinion, the loan is deemed uncollectable, although concerted efforts are made to maximize future recoveries. The following table sets forth information regarding changes in the Company's allowance for loan losses for the most recent five years (dollars in thousands):

                                                    Analysis of the Allowance for Loan Losses for the Years
                                                                       Ended December 31
                                                --------------------------------------------------------------
                                                   2004         2003         2002         2001         2000
                                                ----------    ---------    ---------    ---------    ---------
Balance at beginning of period                  $    5,975    $   4,494    $   4,240    $   4,194    $   4,040
Charge-offs:
Commercial                                             499          302          943          926        1,027
Real Estate
     Construction, land and land development             -            -            -            -            -
     1-4 family residential                            230            4           56            -            2
     Commercial                                          -            -            -            -            -
Consumer and other loans                                86          179          195          157          147
                                                ----------    ---------    ---------    ---------    ---------
                                                       815          485        1,194        1,083        1,176
                                                ----------    ---------    ---------    ---------    ---------
Recoveries:
Commercial                                              33          145          499           40           85
Real Estate
     Construction, land and land development             -            -            -            -            -
     1-4 family residential                             80            -            -            -            -
     Commercial                                          -            -            -            -            -
Consumer and other loans                                54           60           39           26           55
                                                ----------    ---------    ---------    ---------    ---------
                                                       167          205          538           66          140
                                                ----------    ---------    ---------    ---------    ---------
Net charge-offs                                        648          280          656        1,017        1,036
Allowance related to acquisition                         -          911            -            -            -
Provision for loan losses charged
     to operations                                   1,200          850          910        1,063        1,190
                                                ----------    ---------    ---------    ---------    ---------
Balance at end of period                        $    6,527    $   5,975    $   4,494    $   4,240    $   4,194
                                                ==========    =========    =========    =========    =========
Average loans outstanding                       $  645,875    $ 531,033    $ 482,013    $ 495,825    $ 489,598
                                                ==========    =========    =========    =========    =========
Ratio of net charge-offs during the period
to average loans outstanding                          0.10%        0.05%        0.14%        0.21%        0.21%
                                                ==========    =========    =========    =========    =========
Ratio of allowance for loan losses to
average loans outstanding                             1.01%        1.13%        0.93%        0.86%        0.86%
                                                ==========    =========    =========    =========    =========

As the previous table indicates, the provision for loan losses and the allowance acquired in the Hawkeye State Bank transaction are the most significant changes in the reserve level for the five-year period presented. In the year 2000, the charge-off of one specific commercial loan caused an increase in this ratio to ..21 percent. The net charge-off ratio in 2001 was also .21 percent, but was caused by loans with individually smaller loan balances. The net charge-off ratio for 2002 dropped to .14 percent because of higher amounts recovered on loans that had been charged off in prior years. The net charge-off ratio for 2003 was .05 percent, which is credited to the close monitoring of the loan portfolio and active collection efforts after a loan has been charged off. The net charge-off ratio for 2004 was .10 percent which was slightly higher than 2003, but still at a level that management considers good when compared to our peers. According to the September 2004 Bank Holding Company Performance Report prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation, the percentage of net charge-offs to average loans for all banks with total assets between $1 billion and $3 billion was .16 percent for the first nine months of 2004.

Factors that are considered when determining the adequacy of the allowance include loan concentrations, loan growth, the economic outlook and historical losses. The Company's concentration risks include geographic concentration in central Iowa. The local economy is comprised primarily of service industries and state and county governments. It is expected that the economy will grow at a slightly slower pace in 2005 than it did in 2004. It is not possible to determine the impact on the Company of potentially slower economic growth.

Breakdown of Allowance for Loan Losses by Category

The following table sets forth information concerning the Company's allocation of the allowance for loan losses (dollars in thousands):

                                            2004               2003                 2002                2001             2000
                                    -----------------------------------------------------------------------------------------------
                                      Amount     % *     Amount     % *       Amount    % *       Amount    % *     Amount     % *
                                    ---------  ------   --------  ------    ---------  ------    --------  ------  --------  ------
Balance at end of period
applicable to:
Commercial                          $   3,443  36.98%   $  3,659   40.69%   $   2,934   48.30%   $  2,315  45.83%  $  2,154   46.80%
Real Estate
    Construction, land and land
    development                           298  12.02%        341    7.37%         279    5.70%        286   6.88%       141    3.25%
    1-4 family residential                826  10.40%        179   12.81%         106   11.65%        130  14.51%       134   16.39%
    Commercial                          1,700  37.58%      1,211   34.11%         646   29.38%        856  28.05%       980   27.73%
Consumer and other loans                  260   3.01%        585    5.03%         529    4.97%        653   4.73%       785    5.84%
                                    ---------  ------   --------  ------    ---------  ------    --------  -----   --------  ------
                                    $   6,527  100.0%   $  5,975  100.00%   $   4,494  100.00%   $  4,240  100.0%  $  4,194  100.00%
                                    =========  =====    ========  ======    =========  ======    ========  =====   ========  ======

* *Percent of loans in each category to total loans.

As shown in the above table, the amount of the allowance for loan losses allocated to 1-4 family residential loans increased significantly while the amount allocated to consumer and other loans declined more than proportionately. Both changes reflect the change in charge-offs experienced in those categories in 2004 compared to prior periods. See the table under the heading "Summary of the Allowance for Loan Losses". Charge-offs on 1-4 family residential loans in 2004 were significantly higher than the previous four years while charge-offs on consumer and other loans dropped to a five year low.

DEPOSITS

Type of Deposits

The Company's primary source of funds is customer deposits. The Company attempts to attract noninterest-bearing deposits, which are a low cost funding source. In addition, West Bank offers a variety of interest-bearing accounts designed to attract both short-term and longer-term deposits from customers. Interest-bearing accounts earn interest at rates established by Bank management based on competitive market factors and the Company's need for funds. While approximately 70 percent of the Bank's certificates of deposit mature in the next year, it is anticipated that a majority of these certificates will be renewed. Rate sensitive certificates of deposits in excess of $100,000 experience somewhat higher volatility with regard to renewal volume as the Bank adjusts rates based upon funding needs. In the event a substantial volume of certificates are not renewed, the Company has sufficient liquid assets and borrowing lines to fund significant runoff. A sustained reduction in deposit volume would have a significant negative impact on the Company's operations and liquidity.

The following table sets forth the average balances for each major category of deposits and the weighted average interest rate paid for deposits during the years ended December 31, 2004, 2003 and 2002 (dollars in thousands).

                                                          Average Deposits by Type
                                   -----------------------------------------------------------------------
                                             2004                  2003                      2002
                                   --------------------   ----------------------     ---------------------
                                      Amount      Rate         Amount        Rate         Amount      Rate
                                   ------------   ----     -------------     ----    --------------   ----
Noninterest-bearing demand
 deposits                          $    175,605      -     $     148,648        -    $      140,977      -
Interest-bearing demand deposits         42,360   0.20%           41,078     0.27%           32,388   0.42%
Money market deposits                   259,012   1.09%          225,811     1.02%          174,923   1.50%
Savings deposits                         94,385   0.81%           79,097     0.83%           74,996   1.32%
Time certificates                       193,379   1.94%          113,910     2.34%          145,341   3.50%
                                   ------------            -------------             --------------
                                   $    764,741            $     608,544             $      568,625
                                   ============            =============             ==============

Certificates of Deposit

The following table shows the amounts and remaining maturities of time certificates of deposit with balances of $100,000 or more at December 31, 2004, 2003 and 2002 (in thousands).

                                         As of December 31
                             -----------------------------------------
                                 2004          2003            2002
                             -----------    -----------    -----------
3 months or less             $    77,090    $    23,804    $    14,690
Over 3 through 6 months           41,085         11,396         17,590
Over 6 through 12 months          25,154         14,495          5,897
Over 12 months                    50,387         13,768         50,416
                             -----------    -----------    -----------
                             $   193,716    $    63,463    $    88,593
                             ===========    ===========    ===========

BORROWED FUNDS

The following table summarizes the outstanding amount of and the average rate on borrowed funds as of December 31, 2004, 2003 and 2002 (in thousands).

                                                                     As of December 31
                                              -------------------------------------------------------------
                                                      2004                  2003                2002
                                              -----------------     -----------------   -------------------
                                               Balance    Rate       Balance    Rate     Balance      Rate
                                              ---------   -----     ----------  -----   ---------    ------
Trust preferred securities                    $       -       -%    $   20,000  7.04%   $       -         -%
Subordinated notes                               20,619    7.04%             -     -%           -         -%
Long-term borrowings                             81,274    4.48%        86,024  4.30%      51,600      5.56%
Federal funds purchased and securities sold
under agreements to repurchase                   74,543    2.18%        85,443  0.68%     127,419      1.08%
Short-term borrowings                             4,668    2.43%         9,142  1.04%       5,097      0.99%
                                              ---------    ----     ----------  ----    ---------      ----
                                              $ 181,104    3.77%    $  200,609  2.88%   $ 184,116      2.33%
                                              =========    ====     ==========  ====    =========      ====


Long-term borrowings consisted of Federal Home Loan Bank (FHLB) advances and an installment note payable to VMF Capital, L.L.C. The short-term borrowings as of the end of each year are Treasury, Tax and Loan option notes and at December 31, 2004 included a note payable to VMF Capital L.L.C., and at December 31, 2003 included an FHLB overnight advance. Average balances for short-term borrowings for the years shown below also include overnight borrowings from the Federal Home Loan Bank and an occasional borrowing from the Federal Reserve Bank discount window in 2002.

The following tables set forth the average amount of, the average rate paid and maximum outstanding balance on borrowed funds for the years ended December 31, 2004, 2003 and 2002 (in thousands).

                                                                     Years Ended December 31
                                              -----------------------------------------------------------------------
                                                        2004                     2003                    2002
                                              ---------------------    -----------------------   --------------------
                                                  Average   Average       Average      Average     Average    Average
                                                  Balance    Rate        Balance        Rate       Balance     Rate
                                              -----------   -------    ------------    -------   ----------   -------
Trust preferred securities                     $       -         -%    $      9,150      7.04%   $        -         -%
Subordinated notes                                 20,619     7.04%               -         -%            -         -%
Long-term borrowings                               82,121     4.55%          68,398      4.72%       51,156      5.57%
Federal funds purchased and securities sold
under agreements to repurchase                     72,397     1.18%         153,237      0.98%      131,026      1.47%
Short-term borrowings                              27,927     1.59%           1,009      0.85%        2,042      1.45%
                                              -----------   -------    ------------    -------   ----------   -------
                                              $   203,064     3.21%    $    231,794      2.32%   $  184,224      2.61%
                                              ===========   =======    ============    =======   ==========   =======

                                                           2004       2003         2002
                                                         --------  ----------     -------
Maximum amount outstanding during the year:
Trust preferred securities                               $      -  $   20,000     $     -
Subordinated notes                                         20,619           -           -
Long-term borrowings                                       86,024      90,215      51,600
Federal funds purchased and securities sold
under agreements to repurchase                            135,987     212,814     161,863
Short-term borrowings                                      99,805       9,142       6,000

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company commits to extend credit through vehicles such as loan commitments and standby letters of credit in order to meet the financing needs of its customers. These commitments expose the company to varying degrees of credit and market risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. As of December 31, 2004 and 2003, the Company had commitments to extend credit of approximately $188.5 million and $166.9 million, respectively, and standby letters of credit of approximately $22.2 million and $20.0 million, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, income-producing commercial properties, crops and livestock.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown above. If the commitment was funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts had been recorded as liabilities for the Bank's potential obligations under these guarantees.

CONTRACTUAL OBLIGATIONS

The following table sets forth the balance of contractual obligations by maturity period as of December 31, 2004 (in thousands).

                                                            Payments due by period
                                         --------------------------------------------------------------
                                                                    One to       Three to
                                                      Less than     three          five     More  than
                                            Total     One year      years          years    five  years
                                         -----------  ----------  ----------   -----------  -----------
Subordinated notes                       $    20,619  $        -  $        -   $         -  $    20,619
Long-term borrowings:
 Federal Home Loan Bank advances              80,274      10,900       3,016        35,366       30,992
 Note payable, VMF Capital, L.L.C. (1)         1,000           -       1,000             -            -
Operating lease commitments                    5,913         918       1,497           844        2,654
                                         -----------  ----------  ----------   -----------  -----------
Total                                    $   107,806  $   11,818  $    5,513   $    36,210  $    54,265
                                         ===========  ==========  ==========   ===========  ===========

1 Two $500,000 installments payable to VMF Capital, L.L.C. are due and payable in January 2006 and 2007 only if the amount of assets under management by VMF Capital on the last day of the calendar year immediately preceding the due date of the installment payments equal or exceed assets under management as of October 1, 2003.

LIQUIDITY AND CAPITAL RESOURCES

The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for profitable business expansion. The Company's principal source of funds is deposits including demand, money market, savings and certificates of deposit. Other sources include principal repayments on loans, proceeds from the maturity and sale of investment securities, federal funds purchased, repurchase agreements, advances from the Federal Home Loan Bank and funds provided by operations. Liquid assets of cash on hand, balances due from other banks, federal funds sold, corporate demand notes, money market mutual funds and interest-bearing deposits in financial institutions declined from $82 million in 2003 to $30 million in 2004. The Company had additional borrowing capacity available from the Federal Home Loan Bank ("FHLB") of approximately $98 million at December 31, 2004 and has a $5 million unsecured line of credit through a large regional correspondent bank. In addition, the Bank has $100 million in borrowing capacity available through unsecured federal funds lines of credit with correspondent banks. Net cash from operating activities contributed $23.5 million, $17.5 million and $17.2 million to liquidity for the years 2004, 2003 and 2002, respectively. These cash flows from operations are expected to continue in the foreseeable future.

The combination of high levels of potentially liquid assets, cash flows from operations and additional borrowing capacity provided strong liquidity for the Company at December 31, 2004.

The Company's total stockholders' equity increased to $97,620,000 at December 31, 2004, from $92,896,000 at December 31, 2003. Total equity increased due to retention of earnings after dividend payments. At December 31, 2004, stockholders' equity was 8.50 percent of total assets, compared to 9.28 percent at December 31, 2003. No material capital expenditures or material changes in the capital resource mix are anticipated at this time. The capital levels of the Company exceed applicable regulatory guidelines as of December 31, 2004.

In April 2004, the Company's Board of Directors authorized the buy-back of the Company's common stock for a period of twelve months, in an amount not to exceed $5 million. Since the authorization, 161,312 shares at a cost of $2,360,235 have been purchased. These purchases took place in the second quarter.

On July 14, 2004, the Board of Directors of the Company declared a 5 percent common stock dividend to be paid on August 2, 2004 to shareholders of record on July 26, 2004. Any fractional shares resulting from the stock dividend were paid in cash. The number of outstanding common shares and earnings per common share in the accompanying financial statements and footnotes reflect the 5 percent common stock dividend.

INTEREST RATE RISK

Interest rate risk refers to the exposure of earnings and capital arising from changes in interest rates. Management's objectives are to manage interest rate risk and to work for consistent growth of earnings and capital. Interest rate risk management focuses on fluctuations in net interest income identified through computer simulations used to evaluate volatility, interest rate, spread, and volume assumptions. This risk is quantified and compared against tolerance levels.

The Company uses an in-house computer software simulation modeling program to measure its exposure to potential interest rate changes. For various assumed hypothetical changes in market interest rates, this analysis measures the estimated change in net interest income.

Another measure of interest rate sensitivity is the gap ratio. This ratio indicates the amount of interest-earning assets repricing within a given period in comparison to the amount of interest-bearing liabilities repricing within the same period of time. A gap ratio of 1.0 indicates a matched position, in which case the effect on net interest income due to interest rate movements will be minimal. A gap ratio of less than 1.0 indicates that more liabilities than assets reprice within the time period and a ratio greater than 1.0 indicates that more assets reprice than liabilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company's market risk is comprised primarily of interest rate risk arising from its core banking activities of lending and deposit taking. Interest rate risk is the risk that changes in market interest rates may adversely affect the Company's net interest income. Management continually develops and applies strategies to mitigate this risk. Management does not believe that the Company's primary market risk exposure and management of that exposure in 2004 changed compared to 2003.

The following table presents the estimated change in net interest income for the coming twelve months under several scenarios of assumed interest rate changes for the rate shock levels shown:

       Scenario                                                          % Change
-----------------------                                                  --------
300 basis points rising                                                   1.85%
200 basis points rising                                                   1.37%
100 basis points rising                                                   1.03%
Base
100 basis points falling                                                 -2.74%
200 basis points falling                                                 -3.84%

As shown above, at December 31, 2004, the estimated effect of an immediate 300 basis point increase in interest rates would increase the Company's net interest income by 1.85 percent or approximately $732,000 in 2005. The estimated effect of an immediate 200 basis point decrease in rates would decrease the Company's net interest income by 3.84 percent or approximately $1,521,000. Because the majority of liabilities subject to interest rate movements in the short term are of the type that generally lag interest rate movements in the market, they do not change in the same magnitude in the short term as the change in market rates.

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions. Actual values may differ from those projections set forth above. Further, the computations do not contemplate any actions the Company may undertake in response to changes in interest rates. Current interest rates on certain liabilities are at a level that does not allow for significant re-pricing should market interest rates decline considerably.

The following table sets forth the estimated maturity or re-pricing and the resulting interest sensitivity gap, of the Company's interest-earning assets and interest-bearing liabilities and the cumulative interest sensitivity gap at December 31, 2004. The expected maturities are presented on a contractual basis or, if more relevant, based on projected call dates. Actual maturities may differ from contractual maturities because of prepayment assumptions and early withdrawal of deposits.

                                                 Three         Over 3       Over 1
                                                 Months      Through 12    Through        Over
                                                or Less        Months      5 Years     5 Years (1)      Total
                                              -----------    ----------    ---------   ----------     ----------
Interest-earning assets:
   Loans                                      $   371,255    $   61,022    $ 243,926   $   49,642     $  725,845
   Investment securities:
       Available for sale                          22,923        16,121       72,981      169,085        281,110
       Held to maturity                               500        11,261       13,002       34,657         59,420
   Federal funds sold and other
       short-term investments                      11,193             -            -            -         11,193
   Federal Home Loan Bank stock                         -             -            -        6,523          6,523
                                              -----------    ----------    ---------   ----------     ----------
       Total interest-earning assets              405,871        88,404      329,909      259,907      1,084,091
                                              -----------    ----------    ---------   ----------     ----------
Interest-bearing liabilities
   Interest-bearing deposits:
       Savings, money market and
        interest-bearing demand                   422,560             -            -            -        422,560
       Time                                        88,267        90,312       77,161          922        256,662
   Federal funds purchased and
       securities sold under agreement
       to repurchase                               74,543             -            -            -         74,543
   Other short-term borrowings                      4,668             -            -            -          4,668
   Long-term borrowings                            10,900             -       39,382       51,611        101,893
                                              -----------    ----------    ---------   ----------     ----------
       Total interest-bearing liabilities         600,938        90,312      116,543       52,533        860,326

                                              -----------    ----------    ---------   ----------     ----------
Interest sensitivity gap per period           $  (195,067)   $   (1,908)   $ 213,366   $  207,374     $  223,765
                                              ===========    ==========    =========   ==========     ==========
Cumulative interest sensitivity gap           $  (195,067)   $ (196,975)   $  16,391   $  223,765     $  223,765
                                              ===========    ==========    =========   ==========     ==========
Interest sensitivity gap ratio                       0.68          0.98         2.83         4.95           1.26
                                              ===========    ==========    =========   ==========     ==========
Cumulative interest sensitivity gap ratio            0.68          0.72         1.02         1.26           1.26
                                              ===========    ==========    =========   ==========     ==========

(1) Investments with maturities over 5 years include the market values of equity securities of $7,115,000.

As of December 31, 2004, the Company's cumulative gap ratios for assets and liabilities re-pricing within three months and within one year were .68 and .72, respectively, meaning that the Company is liability sensitive, or in other words, more interest-bearing liabilities will be subject to repricing within those time frames than interest-earning assets. However, the majority of the interest-bearing liabilities subject to repricing within these time frames are savings, money market and interest-bearing demand deposits. These types of deposits generally do not reprice as quickly or with the same magnitude as non-deposit money market instruments. The effect of this relationship is that interest expense does not rise as quickly in times of increasing market interest rates.

EFFECTS OF NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual, or a valuation allowance. For the Company, this Statement is effective for calendar year 2005. No impact is expected on the consolidated financial statements at the time of adoption.

INFLATION

The primary impact of inflation on the Company's operation is increased asset yields, deposit costs and operating overhead. Unlike most industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and, if significant, require that equity capital increase at a faster rate than would be otherwise necessary.

[MCGLADREY & PULLEN LOGO]
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
West Bancorporation, Inc.
West Des Moines, Iowa

We have audited the accompanying consolidated balance sheets of West Bancorporation, Inc. and subsidiaries, as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Bancorporation, Inc. and subsidiaries, as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of West Bancorporation, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2005 expressed an unqualified opinion.

                                                     /s/ MCGLADREY & PULLEN, LLP
Des Moines, Iowa
March 3, 2005



  [McGladrey & Pullen, LLP is an independent member firm of RSM International, an affliation of separate and independent legal entities.]

[MCGLADREY & PULLEN LOGO]
Certified Public Accounts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
West Bancorporation, Inc.
Des Moines, Iowa

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting that West Bancorporation, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). West Bancorporation, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management's assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management's assessment and our audit of West Bancorporation, Inc.'s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Reports of Condition and Income (call report instructions). A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.



  [McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.]

Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that West Bancorporation, Inc. maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, West Bancorporation, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheets of West Bancorporation, Inc. as of December 31, 2004 and 2003, and the related statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 3, 2005 expresses an unqualified opinion.

                                                     /s/ MCGLADREY & PULLEN, LLP
Des Moines, Iowa
March 3, 2005

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of West Bancorporation, Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

West Bancorporation, Inc. management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework. Based on our assessment we believe that, as of December 31, 2004, the Company's internal control over financial reporting is effective based on those criteria. The independent registered public accounting firm that audited the financial statements included in the annual report has issued an attestation report on management's assessment of the Company's internal control over financial reporting.

/S/ Thomas E. Stanberry
------------------------------------------------
Thomas E. Stanberry
Chairman, President and Chief Executive Officer

/S/ Douglas R. Gulling
------------------------------------------------
Douglas R. Gulling
Executive Vice President and Chief Financial Officer

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

                                                                 2004                2003
                                                            ---------------     ---------------
ASSETS

Cash and due from banks (Note 13)                           $    18,686,360     $    27,786,795
Federal funds sold and other short-term investments              11,193,099          54,287,004
                                                            ---------------     ---------------
          CASH AND CASH EQUIVALENTS                              29,879,459          82,073,799

Securities available for sale (Notes 2, 7 and 9)                281,110,020         178,308,941
Securities held to maturity (Notes 2, 7 and 9)                   59,419,549          91,406,205
Federal Home Loan Bank stock, at cost (Note 9)                    6,522,800           5,197,600
Loans, net of allowance for loan losses (Notes 3, 7 and 9)      719,318,179         593,379,820
Premises and equipment, net (Note 4)                              4,309,597           3,683,020
Accrued interest receivable                                       6,505,047           5,878,880
Goodwill and other intangible assets (Note 5)                    16,561,810          16,900,487
Bank-owned life insurance                                        21,256,138          20,386,714
Other assets (Note 10)                                            3,551,911           3,396,145
                                                            ---------------     ---------------
                                                            $ 1,148,434,510     $ 1,000,611,611
                                                            ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
 Deposits:
  Noninterest bearing demand                                $   186,710,245     $   172,070,832
  Savings and interest bearing demand                           422,560,048         403,060,980
  Time, in excess of $100,000 (Note 6)                          193,716,248          63,463,030
  Other time (Note 6)                                            62,945,833          66,479,171
                                                            ---------------     ----------------
          TOTAL DEPOSITS                                        865,932,374         705,074,013

 Federal funds purchased and securities sold under
  agreements to repurchase                                       74,543,033          85,442,675
 Other short-term borrowings (Notes 2 and 7)                      4,668,451           9,141,973
 Accrued expenses and other liabilities                           3,777,903           2,032,291
 Trust preferred securities (Note 8)                                      -          20,000,000
 Subordinated notes (Note 8)                                     20,619,000                   -
 Long-term borrowings (Notes 2, 3 and 9)                         81,273,773          86,024,315
                                                            ---------------     ---------------
          TOTAL LIABILITIES                                   1,050,814,534         907,715,267
                                                            ---------------     ---------------

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Notes 11 and 12)
 Common stock, no par value; authorized 50,000,000 shares;
  shares issued and outstanding; 16,701,843 and 16,863,285
  at December 31, 2004 and 2003, respectively                     3,000,000           3,000,000
 Additional paid-in capital                                      32,000,000          32,000,000
 Retained earnings                                               62,565,046          56,796,771
 Accumulated other comprehensive income                              54,930           1,099,573
                                                            ---------------     ---------------
          TOTAL STOCKHOLDERS' EQUITY                             97,619,976          92,896,344
                                                            ---------------     ---------------

                                                            $ 1,148,434,510     $ 1,000,611,611
                                                            ===============     ===============

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                         2004                 2003                2002
                                                                     -------------       -------------       -------------
Interest income:
  Loans                                                              $  37,168,986       $  32,633,401       $  33,035,194
  Securities:
    U.S. Treasury, government agencies and corporations                  6,408,522           4,727,838           6,764,475
    States and political subdivisions                                    2,399,378           1,725,250           1,625,568
    Other                                                                2,673,791           3,111,436           1,404,173
  Federal funds sold and other short-term investments                      947,993           1,263,190           1,810,348
                                                                     -------------       -------------       -------------
          TOTAL INTEREST INCOME                                         49,598,670          43,461,115          44,639,758
                                                                     -------------       -------------       -------------

Interest expense:
  Demand and savings deposits                                            3,681,439           3,084,033           3,755,205
  Time deposits                                                          3,759,910           2,665,970           5,084,437
  Federal funds purchased and securities sold under
    agreements to repurchase                                               857,050           1,503,051           1,929,097
  Other short-term borrowings                                              444,120               8,564              29,622
  Trust preferred securities                                                     -             649,280                   -
  Subordinated notes                                                     1,475,429                   -                   -
  Long-term borrowings                                                   3,733,719           3,228,493           2,851,210
                                                                     -------------       -------------       -------------
          TOTAL INTEREST EXPENSE                                        13,951,667          11,139,391          13,649,571
                                                                     -------------       -------------       -------------

          NET INTEREST INCOME                                           35,647,003          32,321,724          30,990,187

Provision for loan losses (Note 3)                                       1,200,000             850,000             910,000
                                                                     -------------       -------------       -------------

          NET INTEREST INCOME AFTER PROVISION FOR
           LOAN LOSSES                                                  34,447,003          31,471,724          30,080,187
                                                                     -------------       -------------       -------------

Noninterest income:
  Service charges on deposit accounts                                    4,968,077           4,984,373           4,705,261
  Trust services                                                           631,500             507,000             569,634
  Investment advisory fees                                               2,682,690             503,899                   -
  Increase in cash value of bank-owned life insurance                      869,423             666,785                   -
  Proceeds from bank-owned life insurance                                        -             821,254                   -
  Net realized gains from sales of securities available for sale           198,877             299,562             115,939
  Other income                                                           1,355,342           1,522,348           1,223,368
                                                                     -------------       -------------       -------------

          TOTAL NONINTEREST INCOME                                      10,705,909           9,305,221           6,614,202
                                                                     -------------       -------------       -------------

Noninterest expenses:
  Salaries and employee benefits                                         9,680,139           7,700,608           6,408,438
  Occupancy                                                              2,056,755           1,582,660           1,310,971
  Data processing                                                        1,360,724           1,130,131           1,006,272
  Charitable contributions                                                 147,584           1,483,516             106,552
  Other expenses                                                         3,722,923           2,797,331           2,388,294
                                                                     -------------       -------------       -------------
          TOTAL NONINTEREST EXPENSES                                    16,968,125          14,694,246          11,220,527
                                                                     -------------       -------------       -------------

          INCOME BEFORE INCOME TAXES                                    28,184,787          26,082,699          25,473,862

Income taxes (Note 10)                                                   9,570,310           8,800,071           9,098,059
                                                                     -------------       -------------       -------------

          NET INCOME                                                 $  18,614,477       $  17,282,628       $  16,375,803
                                                                     =============       =============       =============

Earnings per share, basic                                            $        1.11       $        1.02       $        0.97
                                                                     =============       =============       =============

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                             2004                2003               2002
                                                                         -------------       -------------      -------------
Common stock:
 Beginning of year balance                                               $   3,000,000       $   3,000,000      $   3,000,000
                                                                         -------------       -------------      -------------
 End of year balance                                                         3,000,000           3,000,000          3,000,000
                                                                         -------------       -------------      -------------
Additional paid-in capital:
 Beginning of year balance                                                  32,000,000          32,000,000         32,000,000
                                                                         -------------       -------------      -------------
 End of year balance                                                        32,000,000          32,000,000         32,000,000
                                                                         -------------       -------------      -------------
Retained earnings:
 Beginning of year balance                                                  56,796,771          49,792,716         43,374,281
 Net income                                                                 18,614,477          17,282,628         16,375,803
 Dividends on common stock; per share amounts
  2004 $0.625; 2003 $0.610; 2002 $0.590                                    (10,483,877)        (10,278,573)        (9,957,368)
 Purchase of fractional shares resulting from stock
  dividend                                                                      (2,090)                  -                  -
 Shares reacquired under the common stock
  repurchase plan                                                           (2,360,235)                  -                  -
                                                                         -------------       -------------      -------------
 End of year balance                                                        62,565,046          56,796,771         49,792,716
                                                                         -------------       -------------      -------------
Accumulated other comprehensive income (loss):
 Beginning of year balance                                                   1,099,573           1,031,446            637,980
 Other comprehensive income (loss), unrealized gains (losses) on
  securities, net of reclassification adjustment, net of tax (Note 2)       (1,044,643)             68,127            393,466
                                                                         -------------       -------------      -------------
 End of year balance                                                            54,930           1,099,573          1,031,446
                                                                         -------------       -------------      -------------

        TOTAL STOCKHOLDERS' EQUITY                                       $  97,619,976       $  92,896,344      $  85,824,162
                                                                         =============       =============      =============

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                             2004                2003               2002
                                                                         -------------       -------------      -------------
Net income                                                               $  18,614,477       $  17,282,628      $  16,375,803
Other comprehensive income (loss), unrealized gains (losses) on
 securities, net of reclassification adjustment, net of tax (Note 2)        (1,044,643)             68,127            393,466
                                                                         -------------       -------------      -------------
  COMPREHENSIVE INCOME                                                   $  17,569,834       $  17,350,755      $  16,769,269
                                                                         =============       =============      =============

 See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                             2004              2003             2002
                                                                        -------------     -------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                             $  18,614,477     $  17,282,628    $   16,375,803
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Provision for loan losses                                                 1,200,000           850,000           910,000
  Net amortization and accretion                                            1,910,806         1,833,470           570,344
  Loss on disposition of fixed assets                                          28,236                 -            28,665
  Net (gains) from sales of securities available for sale and loans
   held for sale                                                             (351,343)         (657,029)         (290,802)
  Proceeds from sales of loans held for sale                               12,977,354        34,940,846        11,135,193
  Originations of loans held for sale                                     (12,878,888)      (34,626,996)      (10,972,180)
  Depreciation                                                                359,004           252,164           171,791
  Deferred income taxes                                                       486,713          (265,517)          (20,179)
  Change in assets and liabilities:
   (Increase) in accrued interest receivable                                 (626,167)         (674,677)         (101,611)
   Increase (decrease) in accrued expenses and other liabilities            1,745,612        (1,483,171)         (559,056)
                                                                        -------------     -------------    --------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                           23,465,804        17,451,718        17,247,968
                                                                        -------------     -------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales, calls and maturities of securities
  available for sale                                                      103,179,320        48,649,704        12,827,854
 Purchases of securities available for sale                              (195,052,005)     (147,154,163)      (51,171,184)
 Proceeds from maturities and calls of securities held to maturity         48,453,000        70,566,334       149,242,544
 Purchases of securities held to maturity                                 (30,717,948)      (16,755,419)     (133,505,723)
 Cash effect of Hawkeye State Bank and VMF Capital transactions                     -        19,124,018                 -
 Acquisition of Federal Home Loan Bank stock                              (12,591,300)         (446,900)                -
 Proceeds from redemption of Federal Home Loan Bank stock                  11,266,100           191,400                 -
 Net (increase) decrease in loans                                        (127,084,359)      (26,501,634)        4,300,974
 Purchases of premises and equipment                                       (1,013,817)         (180,406)         (447,955)
 Purchase of bank-owned life insurance                                              -       (20,000,000)                -
 Change in other assets                                                      (907,130)         (312,423)          574,900
                                                                        -------------     -------------    --------------
       NET CASH (USED IN) INVESTING ACTIVITIES                           (204,468,139)      (72,819,489)      (18,178,590)
                                                                        -------------     -------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net change in deposits                                                   160,858,361       (10,343,765)       41,368,210
 Net change in federal funds purchased and securities
  sold under agreements to repurchase                                     (10,899,642)      (43,321,061)       19,586,736
 Net change in other short-term borrowings                                 (5,023,522)        4,045,101          (903,128)
 Proceeds from issuing trust preferred securities                                   -        20,000,000                 -
 Proceeds from long-term borrowings                                        10,619,000         1,550,000         3,600,000
 Principal payments on long-term borrowings                               (13,900,000)       (5,424,200)                -
 Purchase of fractional shares resulting from stock dividend                   (2,090)                -                 -
 Payment for shares reacquired under common stock
  repurchase plan                                                          (2,360,235)                -                 -
 Cash dividends                                                           (10,483,877)      (10,278,573)       (9,957,368)
                                                                        -------------     -------------    --------------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                128,807,995       (43,772,498)       53,694,450
                                                                        -------------     -------------    --------------

                                   (Continued)

WEST BANCORPORATION, INC. AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                  2004              2003              2002
                                                              -------------    --------------    --------------
      NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS    $ (52,194,340)   $  (99,140,269)   $   52,763,828

CASH AND CASH EQUIVALENTS
 Beginning                                                       82,073,799       181,214,068       128,450,240
                                                              -------------    --------------    --------------
 Ending                                                       $  29,879,459    $   82,073,799    $  181,214,068
                                                              =============    ==============    ==============

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
 Cash payments for:
   Interest                                                   $  12,939,967    $   11,523,793    $   14,305,494
   Income taxes                                                   8,548,000         9,747,183         9,198,986

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
 Assets and (liabilities) received in conjunction with
  acquisition transactions:
 Cash                                                         $           -    $   22,701,753    $            -
 Investment securities                                                    -        17,424,813                 -
 Federal Home Loan Bank stock                                             -         1,812,400                 -
 Loans, net                                                               -        83,725,241                 -
 Premises and equipment                                                   -         2,360,129                 -
 Goodwill                                                                 -        14,518,585                 -
 Core deposit and other intangibles                                       -         2,503,982                 -
 Other assets                                                             -         1,206,565                 -
 Deposits                                                                 -      (102,319,278)                -
 Federal Home Loan Bank advances                                          -       (38,614,630)                -
 Securities sold under agreements to repurchase                           -        (1,345,065)                -
 Other liabilities                                                        -          (396,760)                -
                                                              -------------    --------------    --------------
                                                                          -         3,577,735                 -
 Less cash acquired                                                       -       (22,701,753)                -
                                                              -------------    --------------    --------------

      NET CASH (PROVIDED BY) TRANSACTIONS                     $           -    $  (19,124,018)   $            -
                                                              =============    ==============    ==============

See Notes to Consolidated Financial Statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and nature of business: West Bancorporation, Inc. (the Holding Company) is a holding company which has three wholly-owned subsidiaries, West Bank (the Bank), WB Capital Management Inc. (WB Capital) and West Bancorporation Capital Trust I (the Trust) which was formed in 2003 for the purpose of issuing trust preferred securities (referred to collectively as the Company). The Bank is state chartered and has its main office in West Des Moines, Iowa, with seven branches located in the Des Moines metropolitan area and three branches located in the Iowa City metropolitan area. WB Capital (d/b/a VMF Capital) was formed in 2003 and is an investment advisory firm with offices located in Clive and Cedar Rapids, Iowa.

Significant accounting policies:

      Accounting estimates and assumptions: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expense for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the allowance for loan losses and fair value of financial instruments.

      Consolidation policy: The consolidated financial statements include the accounts of the Holding Company, the Bank and WB Capital. All significant intercompany transactions and balances have been eliminated in consolidation. A revision to FASB Interpretation No. 46, Consolidation of Variable Interest Entities, in the first quarter of 2004 stated that the financial statements for the Trust should not be consolidated with the Company's and intercompany transactions should not be eliminated. The result of this change is that the balance of subordinated debt has increased by $619,000, which represents debt issued by the Company to the Trust. In addition, other assets increased by $619,000, which represents the Company's investment in the common stock of the Trust. The results of the Trust are recorded on the books of the Company using the equity method of accounting. There was no impact to net income as a result of this change.

      Other comprehensive income: The Financial Accounting Standards Board
      (FASB) Statement No. 130 requires unrealized gains and losses on the Company's securities available for sale to be included in comprehensive income.

      Cash and cash equivalents: For the statement of cash flow purposes, the Company considers cash, due from banks, federal funds sold and short-term investments, including money market mutual funds, to be cash and cash equivalents.

      Securities: Securities available for sale are reported at fair value, with unrealized gains and losses reported as a separate component of accumulated other comprehensive income, net of deferred income taxes. Available for sale securities may be sold for general liquidity needs, response to market interest rate fluctuations, implementation of asset-liability management strategies, funding increased loan demand, changes in securities prepayment risk or other similar factors. Realized gains and losses on sales are computed on a specific identification basis.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Securities held to maturity consist of debt securities for which the Company has the positive intent and the ability to hold to maturity. They are stated at cost, net of premium amortization and discount accretion.

      Declines in the fair value of individual securities, classified as either held to maturity or available for sale below their amortized cost, that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

      Loans held for sale: Loans held for sale are those loans held with the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Sales are made without recourse and any gain or loss is recognized at the settlement date.

      Loans: Loans are stated at the principal amounts outstanding reduced by the allowance for loan losses, unearned discount and unearned loan fees with interest income recognized on the interest method based upon those outstanding loan balances.

      The accrual of interest on past due and other impaired loans is generally discontinued at 90 days or when, in the opinion of management, the borrower may be unable to make payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

      A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

      Allowance for loan losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

      Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

      Trust assets: Assets held by the Bank in fiduciary or agency capacities are not included in the consolidated financial statements.

      Investment advisory assets under management: Assets managed by WB Capital are not included in the consolidated financial statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Intangible assets: The price paid over the net fair value of the acquired businesses ("goodwill") is not amortized. Other intangible assets are amortized over their estimated useful lives, using straight-line and accelerated methods. The recoverability of goodwill and other intangible assets is evaluated annually, at a minimum, or on an interim basis if events or circumstances indicate a possible inability to realize the carrying amount.

      Bank-owned life insurance: The carrying amount of bank-owned life insurance consists of the initial premium paid plus increases in cash value less the carrying amount associated with any death benefit received. Death benefits paid in excess of the applicable carrying amount are recognized as income which is exempt from income taxes. During 2003, the Bank made two purchases of bank-owned life insurance with the initial premium totaling $20,000,000.

      Income taxes: The Company files a consolidated federal income tax return. Income tax expense is generally allocated as if the Holding Company and its subsidiaries file separate income tax returns. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the changes between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

      Current accounting developments: The Accounting Standards Executive Committee has issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This Statement applies to all loans acquired in a transfer, including those acquired in the acquisition of a bank or a branch, and provides that such loans be accounted for at fair value with no allowance for loan losses, or other valuation allowance, permitted at the time of acquisition. The difference between cash flows expected at the acquisition date and the investment in the loan should be recognized as interest income over the life of the loan. If contractually required payments for principal and interest are less than expected cash flows, this amount should not be recognized as a yield adjustment, a loss accrual or a valuation allowance. For the Company, this Statement is effective for calendar year 2005. No impact is expected on the consolidated financial statements at the time of adoption.

      Acquisitions: On July 18, 2003, the Company, through its wholly-owned bank subsidiary, West Bank, purchased the assets and assumed certain liabilities of Hawkeye State Bank in Iowa City, Iowa. In conjunction with this acquisition, the Company issued $20,000,000 in company-obligated, mandatorily redeemable preferred securities (commonly known as trust preferred securities) through a pooled transaction. Goodwill of $13,376,000 and a core deposit intangible of $1,680,000 were recorded as a result of the transaction. The core deposit intangible is being amortized over an estimated average life of approximately seven years.

      On October 1, 2003, the Company, through a newly formed subsidiary, WB Capital Management Inc., purchased the assets and assumed certain liabilities of VMF Capital, L.L.C. The company does business as VMF Capital. The purchase price was paid for by a combination of cash and a note payable. The payment of the note is contingent upon maintaining a certain amount of assets under management, which is expected to occur. Additional payments are contingent upon the attainment of certain profitability measures. The probability of attaining those profitability measures is not determinable. Goodwill of $1,162,000 and identifiable intangible assets of $824,000 were recorded with this transaction. The identifiable intangible assets are being amortized over estimated lives of 6 - 10 years. The operations of Hawkeye State Bank and VMF Capital are included in the consolidated statements of income, comprehensive income and cash flows from the date of acquisition.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Reclassification: Certain items on the consolidated statements of income as of December 31, 2003 and 2002 were reclassified with no effect on net income or stockholders' equity, to be consistent with the classifications used in the December 31, 2004 statement.

      Earnings per share: Earnings per share represents income available to common shareholders divided by the weighted average number of shares outstanding during the period.

      On July 14, 2004, the Board of Directors of the Company declared a 5 percent common stock dividend to be effective on August 2, 2004. Fractional shares resulting from the stock dividend were paid in cash. The average number of common shares outstanding and the earnings per common share have been restated for the stock dividend as if it occurred on January 1, 2002.

      Presented below is the numerator and denominator used in the computations for earnings per common share for the years ended December 31: (The Company has no common equivalent shares that could cause dilution.)

                                                             2004             2003            2002
                                                         -------------    ------------    -------------
Numerator, income available to
 common stockholders                                     $  18,614,477    $ 17,282,628    $  16,375,803
                                                         =============    ============    =============

Denominator, weighted-average
 shares outstanding                                         16,761,278      16,863,285       16,863,285
                                                         =============    ============    =============

Basic earnings per common share                          $        1.11    $       1.02    $        0.97
                                                         =============    ============    =============

NOTE 2. SECURITIES

Securities available for sale are as follows as of December 31, 2004 and 2003:

                                                                           2004
                                              --------------------------------------------------------------
                                                                   GROSS          GROSS
                                                 AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                                   COST            GAINS         (LOSSES)          VALUE
                                              ---------------   -----------    ------------    -------------
U.S. Government agencies and corporations     $   186,008,795   $   670,429    $   (378,224)   $ 186,301,000
State and political subdivisions                   59,220,322       467,694        (959,570)      58,728,446
Corporate notes and other investments              35,790,055       327,497         (36,978)      36,080,574
                                              ---------------   -----------    ------------    -------------
                                              $   281,019,172   $ 1,465,620    $ (1,374,772)   $ 281,110,020
                                              ===============   ===========    ============    =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           2003
                                              --------------------------------------------------------------
                                                                   Gross          Gross
                                                 Amortized       Unrealized      Unrealized        Fair
                                                   Cost            Gains         (Losses)          Value
                                              ---------------   -----------    ------------    -------------
U.S. Government agencies and corporations     $    98,032,442   $ 1,038,983    $   (191,298)   $  98,880,127
State and political subdivisions                   11,384,712       373,553          (5,931)      11,752,334
Corporate notes and other investments              67,119,191       638,896         (81,607)      67,676,480
                                              ---------------   -----------    ------------    -------------
                                              $   176,536,345   $ 2,051,432    $   (278,836)   $ 178,308,941
                                              ===============   ===========    ============    =============

Securities held to maturity are as follows as of December 31, 2004 and 2003:

                                                                          2004
                                              --------------------------------------------------------------
                                                                   GROSS          GROSS
                                                 AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                                   COST            GAINS         (LOSSES)          VALUE
                                              ---------------   -----------    ------------    -------------
U.S. Government agencies and corporations     $    13,000,532   $    95,868    $          -    $  13,096,400
State and political subdivisions                   38,185,095       629,910         (99,697)      38,715,308
Corporate notes and other investments               8,233,922       148,249         (52,721)       8,329,450
                                              ---------------   -----------    ------------    -------------
                                              $    59,419,549   $   874,027    $   (152,418)   $  60,141,158
                                              ===============   ===========    ============    =============

                                                                          2003
                                              --------------------------------------------------------------
                                                                   Gross          Gross
                                                 Amortized       Unrealized      Unrealized        Fair
                                                   Cost            Gains         (Losses)          Value
                                              ---------------   -----------    ------------    -------------
U.S. Government agencies and corporations     $    39,192,519   $   925,543    $          -    $  40,118,062
State and political subdivisions                   36,894,510       874,988         (39,163)      37,730,335
Corporate notes and other investments              15,319,176       309,296               -       15,628,472
                                              ---------------   -----------    ------------    -------------
                                              $    91,406,205   $ 2,109,827    $    (39,163)   $  93,476,869
                                              ===============   ===========    ============    =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables show the gross fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, as of December 31, 2004 and 2003.

                                                                    2004
                        --------------------------------------------------------------------------------------------
                             LESS THAN 12 MONTHS            12 MONTHS OR LONGER                    TOTAL
                        -----------------------------   ---------------------------     ----------------------------
                            FAIR          UNREALIZED        FAIR        UNREALIZED          FAIR         UNREALIZED
                            VALUE          (LOSSES)         VALUE         (LOSSES)          VALUE         (LOSSES)
                        -------------    ------------   ------------    -----------     -------------   ------------
U.S. Government
 agencies and
 corporations            $ 57,715,120    $   (272,469)  $  2,887,500    $  (105,755)    $ 60,602,620    $   (378,224)
State and political
 subdivisions              54,733,968      (1,046,436)     1,239,176        (12,831)       55,973,144     (1,059,267)
Corporate notes and
 other investments         11,694,243         (89,699)             -              -        11,694,243        (89,699)
                        -------------    ------------   ------------    -----------     -------------   ------------
                        $ 124,143,331    $ (1,408,604)  $  4,126,676    $  (118,586)    $ 128,270,007   $ (1,527,190)
                        =============    ============   ============    ===========     =============   ============

                                                                    2004
                        --------------------------------------------------------------------------------------------
                             Less than 12 months            12 months or longer                    Total
                        -----------------------------   ---------------------------     ----------------------------
                            Fair          Unrealized        Fair        Unrealized          Fair         Unrealized
                            Value          (Losses)         Value         (Losses)          Value         (Losses)
                        -------------    ------------   ------------    -----------     -------------   ------------
U.S. Government
 agencies and
 corporations           $  22,817,468    $   (191,298)  $          -    $         -     $  22,817,468   $   (191,298)
State and political
 subdivisions               8,814,323         (25,854)       903,389        (19,240)        9,717,712        (45,094)
Corporate notes and
 other investments         10,284,607         (81,607)             -              -        10,284,607        (81,607)
                        -------------    ------------   ------------    -----------     -------------   ------------
                        $  41,916,398    $   (298,759)  $    903,389    $   (19,240)    $  42,819,787   $   (317,999)
                        =============    ============   ============    ===========     =============   ============

As of December 31, 2004, the investment portfolio included one U.S. agency security and three municipal securities with a current unrealized loss which has existed for longer than one year. The agency security and one of the municipal securities reside in the Bank's available for sale portfolio and two municipal securities reside in the Bank's held to maturity portfolio. All of the municipal obligations are with Iowa communities considered to be acceptable credit risks. Because the declines in fair value were due to changes in market interest rates, not in estimated cash flows, no other-than-temporary impairment was recorded at December 31, 2004.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of securities available for sale as of December 31, 2004 and 2003 by contractual maturity are shown below:

                                                        2004                              2003
                                           ------------------------------    -------------------------------
                                             AMORTIZED          FAIR           Amortized           Fair
                                               COST             VALUE             Cost             Value
                                           -------------    -------------    -------------     -------------
Due in one year or less                    $  25,400,202    $  25,454,217    $  49,040,785     $  49,290,174
Due after one year through five years         80,033,811       79,985,321       55,103,846        55,909,990
Due after five years through ten years       115,059,485      115,323,290       52,052,317        52,306,727
Due after ten years                           60,525,674       60,347,192       20,339,397        20,802,050
                                           -------------    -------------    -------------     -------------
                                           $ 281,019,172    $ 281,110,020    $ 176,536,345     $ 178,308,941
                                           =============    =============    =============     =============

The amortized cost and fair value of securities held to maturity as of December 31, 2004 and 2003 by contractual maturity are shown below:

                                                        2004                              2003
                                           ------------------------------    -------------------------------
                                             AMORTIZED          FAIR           Amortized           Fair
                                               COST             VALUE             Cost             Value
                                           -------------    -------------    -------------     -------------
Due in one year or less                    $  11,761,280    $  11,785,795    $  22,048,507     $ 22,322,211
Due after one year through five years         13,002,163       13,210,685       43,660,928       44,597,553
Due after five years through ten years        11,174,923       11,405,073        9,042,035        9,252,782
Due after ten years                           23,481,183       23,739,605       16,654,735       17,304,323
                                           -------------    -------------    -------------     ------------
                                           $  59,419,549    $  60,141,158    $  91,406,205     $ 93,476,869
                                           =============    =============    =============     ============

For the years ended December 31, 2004, 2003 and 2002, proceeds from sales of securities available for sale amounted to $12,388,666, $23,310,427 and $9,437,287, respectively. Security gains of $255,845, $363,881 and $115,939 were realized for the years ended December 31, 2004, 2003 and 2002, respectively. Security losses of $56,968, $64,319 and $0 were realized for the years ended December 31, 2004, 2003 and 2002, respectively.

Securities with an amortized cost of approximately $237,346,000 and $103,863,000 as of December 31, 2004 and 2003, respectively, were pledged as collateral on the treasury tax and loan option notes, securities sold under agreements to repurchase, federal funds purchased, Federal Home Loan Bank (FHLB) notes payable, and for other purposes as required or permitted by law or regulation.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of other comprehensive income (loss), net unrealized gains (losses) on securities available for sale, net of tax for the years ended December 31, 2004, 2003 and 2002, are as follows:

                                                        2004                 2003               2002
                                                    -------------        -----------        -----------
Unrealized holding gains (losses) arising
 during the period                                  $  (1,482,872)       $   408,535        $   750,502

Less reclassification adjustment for net (gains)
 realized in net income                                  (198,877)          (299,562)          (115,939)
                                                    -------------        -----------        -----------
        OTHER COMPREHENSIVE INCOME (LOSS),
         NET UNREALIZED GAINS (LOSSES)
         ON SECURITIES AVAILABLE FOR
         SALE BEFORE TAX (EXPENSE) CREDIT              (1,681,749)           108,973            634,563

Tax (expense) credit                                      637,106            (40,846)          (241,097)
                                                    -------------        -----------        -----------
        OTHER COMPREHENSIVE INCOME (LOSS),
         NET UNREALIZED GAINS (LOSSES) ON
         SECURITIES AVAILABLE FOR SALE, NET
         OF TAX                                     $  (1,044,643)       $    68,127        $   393,466
                                                    =============        ===========        ===========

NOTE 3. LOANS

Loans are as follows, as of December 31, 2004 and 2003:

                                                         2004               2003
                                                    -------------      -------------
Commercial                                          $ 268,805,257      $ 244,172,603
Real estate:
   Construction, land and land development             87,379,222         44,199,507
   1-4 family residential                              75,615,737         76,852,982
   Commercial                                         273,204,333        204,673,438
Consumer and other loans                               21,897,355         30,166,472
                                                    -------------      -------------
                                                      726,901,904        600,065,002

                                                    -------------      -------------
Allowance for loan losses                               6,526,824          5,975,587
Unearned discount and loan fees                         1,056,901            709,595
                                                    -------------      -------------
                                                        7,583,725          6,685,182
                                                    -------------      -------------

                                                    $ 719,318,179      $ 593,379,820
                                                    =============      =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The loan portfolio includes approximately $322,027,000 and $324,207,000 of fixed rate loans and $404,875,000 and $275,858,000 of variable rate loans as of December 31, 2004 and 2003, respectively.

Loans of approximately $354,000 and $472,000 as of December 2004 and 2003, respectively, were pledged as collateral on the treasury tax and loan option notes and for other purposes as required or permitted by regulation.

Changes in the allowance for loan losses were as follows for the years ended December 31, 2004, 2003 and 2002:

                                                         2004               2003                2002
                                                     ------------       ------------        ------------
Balance, at beginning of year                        $  5,975,587       $  4,493,583        $  4,239,990
 Increase in allowance related to acquisition                   -            911,000                   -
 Provision for loan losses                              1,200,000            850,000             910,000
 Recoveries                                               166,311            205,057             537,902
 Charge-offs                                             (815,074)          (484,053)         (1,194,309)
                                                     ------------       ------------        ------------
Balance, at end of year                              $  6,526,824       $  5,975,587        $  4,493,583
                                                     ============       ============        ============

Impaired loans (nonaccrual loans) were approximately $785,000 and $1,668,000 as of December 31, 2004 and 2003, respectively. The total allowance for loan losses related to these loans was approximately $196,000 and $166,800 as of December 31, 2004 and 2003, respectively. The average recorded investment in impaired loans during 2004 and 2003 was approximately $1,793,000 and $1,255,000, respectively. Interest income foregone on impaired loans was approximately $98,000 during 2004 and $102,000 in 2003.

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

Loan transactions with related parties were as follows for the years ended December 31, 2004 and 2003:

                                                                    2004               2003
                                                                -------------     --------------
Balance, beginning of year                                      $  17,963,975     $   17,852,354
 New loans                                                          5,863,825         17,537,995
 Repayments                                                        (9,280,443)       (16,615,166)
 Reduction in reported amounts due to director retirements                  -           (811,208)
                                                                -------------     --------------
Balance, end of year                                            $  14,547,357     $   17,963,975
                                                                =============     ==============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are as follows as of December 31, 2004 and 2003:

                                    2004                2003
                                ------------        ------------
Land                            $  1,306,816        $  1,306,816
Building                           1,014,866             949,976
Equipment                          3,644,879           3,258,926
Leasehold improvements               938,764             952,078
                                ------------        ------------
                                   6,905,325           6,467,796
Accumulated depreciation           2,595,728           2,784,776
                                ------------        ------------
                                $  4,309,597        $  3,683,020
                                ============        ============

NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the cash paid over the net fair value of assets acquired and liabilities assumed in an acquisition, less the amount of identifiable intangible assets. Goodwill is not amortized, but is tested for impairment on an annual basis. The Company has determined that there is no impairment of goodwill. At December 31, 2004 and 2003, the Company had goodwill of $14,537,585 and $14,518,585, respectively.

Other intangible assets are those that can be separately identified and assigned a value. Other intangible assets are amortized over their estimated life using an appropriate amortization method. The Company is using the straight-line method to amortize the core deposit intangible and employment/non-compete contracts and accelerated methods to amortize the intangible assets associated with client lists. The value of the core deposit intangible was determined according to four major deposit categories; noninterest bearing demand deposits, interest-bearing demand deposits, savings deposits and money market deposits. A separate estimated life was determined for each component. At December 31, 2004 and 2003, the Company had gross other intangible assets of $2,503,982 and $2,814,977, and accumulated amortization of $479,757 and $433,075, respectively.

Goodwill and other intangible assets primarily result from the acquisition of Hawkeye State Bank and VMF Capital, L.L.C. The composition of goodwill and other intangible assets is as follows:

                                                                                       Employment/
                                                  Core Deposit                         Noncompete
                                  Goodwill         Intangible       Client Base        Contracts           Total
                                ------------      ------------      ------------      ------------      ------------
Balance, December 31, 2002      $          -      $     47,730      $          -      $          -      $     47,730
Additions - 2003                  14,518,585         1,679,655           499,082           325,245        17,022,567
Amortization - 2003                        -           129,842            23,706            16,262           169,810
                                ------------      ------------      ------------      ------------      ------------
Balance, December 31, 2003        14,518,585         1,597,543           475,376           308,983        16,900,487
Additions - 2004                      19,000                 -                 -                 -            19,000
Amortization - 2004                        -           232,635            71,306            53,736           357,677
                                ------------      ------------      ------------      ------------      ------------
BALANCE, DECEMBER 31, 2004      $ 14,537,585      $  1,364,908      $    404,070      $    255,247      $ 16,561,810
                                ============      ============      ============      ============      ============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The future scheduled amortization as of December 31, 2004 is as follows:

                                                    Employment/
                    Core Deposit                    Noncompete
                     Intangible      Client Base    Contracts         Total
                    ------------     -----------    -----------    ------------
2005                $    216,726     $    68,692    $   53,736     $    339,154
2006                     216,726          65,399        53,736          335,861
2007                     216,726          61,083        53,736          331,545
2008                     237,608          55,423        53,736          346,767
2009                     204,922          48,212        40,303          293,437
Thereafter               272,200         105,261             -          377,461
                    ------------     -----------    -----------    ------------
                    $  1,364,908     $   404,070    $  255,247     $  2,024,225
                    ============     ===========    ==========     ============

NOTE 6.  DEPOSITS

At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005                                                               $ 178,579,077
2006                                                                  62,816,704
2007                                                                   8,853,755
2008                                                                   2,279,555
2009 and thereafter                                                    4,132,990
                                                                   -------------
                                                                   $ 256,662,081
                                                                   =============

NOTE 7. SHORT-TERM BORROWINGS

Short-term borrowings as of December 31, 2004 consisted of Treasury, Tax and Loan option notes and a note payable to VMF Capital L.L.C. The related interest expense for 2004 consisted of interest on Treasury, Tax and Loan and FHLB short-term advances. Short-term borrowings as of December 31, 2003, and the related interest expense for the year 2003, consisted of Treasury, Tax and Loan option notes and an FHLB overnight advance. Short-term borrowings as of December 31, 2002, and the related interest expense for the year 2002, consisted of Treasury, Tax and Loan option notes. The notes are collateralized by certain loans and investment securities.

NOTE 8. SUBORDINATED NOTES/TRUST PREFERRED SECURITIES

On July 18, 2003, the Company obtained $20,619,000 in trust preferred securities from its participation in the issuance of a pooled trust preferred security. The security has a 30-year maturity, does not require any principal amortization and is callable in seven years at par at the issuer's option. The interest rate is fixed for seven years at 6.975% and then becomes variable based on the three-month LIBOR rate plus 3.05 percent. Interest is payable quarterly. Holders of the subordinated notes have no voting rights, are unsecured, and rank junior in priority to all of the Company's indebtedness and senior to the Company's common stock. See Note 1 for a discussion of the accounting principals related to this debt.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. LONG-TERM BORROWINGS

At December 31, 2004, long-term borrowings consist of the following FHLB advances and a note payable to VMF Capital, L.L.C.:

                                                            INTEREST
                                         AMOUNT               RATE              MATURITY
                                     ---------------        --------            --------
FHLB advances                        $    10,900,000          1.62%               2005
                                                   -             -                2006
                                           3,016,373          3.33                2007
                                          33,376,969          4.89                2008     (a)
                                           1,988,511          4.16                2009
                                          25,404,335          5.48                2010     (a)
                                           5,587,585          3.46                2011
                                     ---------------
      TOTAL FHLB ADVANCES                 80,273,773
                                     ---------------

Note payable, VMF Capital, L.L.C             500,000          6.00                2006
                                             500,000          6.00                2007
                                     ---------------
      TOTAL NOTE PAYABLE,
       VMF CAPITAL, L.L.C                  1,000,000
                                     ---------------

      TOTAL LONG-TERM BORROWINGS     $    81,273,773
                                     ===============

(a) These advances are callable on a quarterly basis.

The FHLB advances are collateralized by FHLB stock, investment securities and real estate loans as required by the FHLB's collateral policy. Certain advances listed above were assumed in the Hawkeye State Bank transaction. Balances shown and the indicated interest rate reflect purchase accounting adjustments.

The two $500,000 installments payable to VMF Capital, L.L.C. are due and payable only if the amount of assets under the management of WB Capital on the last day of the calendar year immediately preceding the due date of the installment payments equal or exceed assets under management as of October 1, 2003.

In the second quarter of 2003, the Company obtained a $5 million unsecured line of credit through a large regional correspondent bank. The interest rate is variable and tied to LIBOR. The line was not used during 2004 or 2003.

At December 31, 2004, the Bank had arrangements to borrow $100 million in unsecured federal funds lines of credit at correspondent banks which are available under the correspondent bank's normal terms. Two of these lines expire at various times through December 2005. The others have no stated expiration date. There were no amounts outstanding under these arrangements at December 31, 2004. The Bank also has additional borrowing capacity of approximately $98 million at the FHLB as of December 31, 2004.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES

The components of income tax expense are as follows for the years ended December 31, 2004, 2003 and 2002:

                 2004             2003              2002
             ------------     ------------      ------------
Current:
Federal      $  7,728,405     $  7,757,894      $  7,820,938
State           1,355,192        1,307,694         1,297,300
Deferred          486,713         (265,517)          (20,179)
             ------------     ------------      ------------
             $  9,570,310     $  8,800,071      $  9,098,059
             ============     ============      ============

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before income taxes as a result of the following:

                                                      YEARS ENDED DECEMBER 31,
                               ------------------------------------------------------------------------
                                         2004                    2003                    2002
                               -----------------------  ----------------------  -----------------------
                                              PERCENT                 Percent                  Percent
                                             OF PRETAX               of Pretax                of Pretax
                                  AMOUNT      INCOME       Amount     Income      Amount       Income
                               -----------   ---------  -----------  ---------  -----------   ---------
Computed "expected" tax
  expense                      $ 9,864,676     35.0%    $ 9,128,944    35.0%    $ 8,915,852     35.0%
State income tax, net of
  federal income tax benefit       902,065      3.2         825,336     3.2         843,245      3.3
Tax-exempt interest income        (971,936)    (3.4)       (698,784)   (2.7)       (746,284)    (2.9)
Nondeductible interest
  expense to own
  tax-exempts                       77,507      0.3          53,921     0.2          66,678      0.3
Tax-exempt life insurance
  proceeds and increase
  in cash value                   (304,298)    (1.1)       (520,814)   (2.0)              -        -
Other, net                           2,296        -          11,468       -          18,568        -
                               -----------     ----     -----------    ----     -----------     ----
                               $ 9,570,310     34.0%    $ 8,800,071    33.7%    $ 9,098,059     35.7%
                               ===========     ====     ===========    ====     ===========     ====

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net deferred tax assets consist of approximately the following as of December 31, 2004 and 2003:

                                                              2004              2003
                                                          ------------      ------------
Deferred tax assets:
 Allowance for loan losses                                $  2,480,193      $  2,270,723
 Purchase accounting on borrowings                             670,272           887,501
 State net operating loss carryforward                         101,300            83,700
 Other                                                          56,216            58,726
                                                          ------------      ------------
                                                             3,307,981         3,300,650
                                                          ------------      ------------

Deferred income tax liabilities:
 Deferred loan fees                                            164,336           206,667
 Net unrealized gain on securities available for sale           35,917           673,022
 Intangibles                                                 1,360,357         1,173,750
 Premises and equipment                                        397,665           239,452
 Other                                                         260,397            86,442
                                                          ------------      ------------
                                                             2,218,672         2,379,333
                                                          ------------      ------------

Net deferred tax asset before valuation allowance            1,089,309           921,317
Valuation allowance for deferred tax asset                    (101,300)          (83,700)
                                                          ------------      ------------

      NET DEFERRED TAX ASSET                              $    988,009      $    837,617
                                                          ============      ============

The Company has approximately $1,688,000 of operating loss carryforwards available to the Holding Company and WB Capital to offset future state taxable income. The Company has recorded a valuation allowance against the tax effect of those net operating loss carryforwards as management believes it is more likely than not that such carryforwards will expire without being utilized. The state operating loss carryforwards expire as follows:

  YEAR EXPIRING:
2005                                                         $    84,000
2006                                                              42,000
2007                                                              12,000
2008                                                                   -
2009 and thereafter                                            1,550,000
                                                             -----------
                                                             $ 1,688,000
                                                             ===========

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. REGULATORY CAPITAL REQUIREMENTS

The Holding Company and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Holding Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes the Holding Company and Bank met all capital adequacy requirements to which they are subject as of December 31, 2004.

As of December 31, 2004, the most recent notification from regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios similar to those set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Holding Company's capital amounts and ratios are as follows:

                                                                                           To Be Well-
                                                                                        Capitalized Under
                                                                For Capital             Prompt Corrective
                                      Actual                 Adequacy Purposes          Action Provisions
                              -----------------------     -----------------------     -----------------------
                                  Amount        Ratio         Amount        Ratio         Amount        Ratio
                              -------------     -----     -------------     -----     -------------     -----
AS OF DECEMBER 31, 2004:
 TOTAL CAPITAL (TO RISK-
  WEIGHTED ASSETS)            $ 107,530,000     12.3%     $  69,821,000      8.0%     $  87,276,000     10.0%
 TIER I CAPITAL (TO RISK-
  WEIGHTED ASSETS)              101,003,000     11.6         34,910,000      4.0         52,366,000      6.0
 TIER I CAPITAL (TO
  AVERAGE ASSETS)               101,003,000      8.6         47,041,000      4.0         58,801,000      5.0

As of December 31, 2003:
 Total Capital (to Risk-
  Weighted Assets)            $ 100,868,000     13.1%     $  61,713,000      8.0%     $  77,142,000     10.0%
 Tier I Capital (to Risk-
  Weighted Assets)               94,893,000     12.3         30,857,000      4.0         46,285,000      6.0
 Tier I Capital (to
  Average Assets)                94,893,000      9.6         39,725,000      4.0         49,656,000      5.0

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank is restricted as to the amount of dividends which may be paid to the Holding Company without prior regulatory approval. The Bank may not pay dividends that would result in its capital levels being reduced below the minimum requirements. As of December 31, 2004, the Bank had approximately $1.6 million of retained earnings available for dividends.

NOTE 12. COMMON STOCK TRANSACTIONS

On July 14, 2004, the Board of Directors of the Company declared a 5 percent common stock dividend for holders of record on July 26, 2004. As a result of this action, 795,202 shares of common stock were issued. Fractional shares resulting from the 5 percent common stock dividend were paid in cash.

On April 15, 2004, the Board of Directors authorized the buy-back of the Company's common stock for a period of twelve months, in an amount not to exceed $5 million. Since the authorization, 161,312 shares (restated for the 5 percent common stock dividend) have been purchased at a cost of $2,360,235.

NOTE 13. COMMITMENTS AND CONTINGENCIES AND RELATED-PARTY LEASES

The Company leases real estate under several noncancelable operating lease agreements. Rent expense was approximately $881,000, $773,000 and $726,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company leases certain real estate from two directors of the Company. Terms of two noncancelable operating leases were consummated prior to one of the directors being named by the Company in 1996. Terms of another noncancelable operating lease were consummated on terms deemed to be at arm's-length. Rent expense to the related parties was approximately $192,000, $187,000 and $183,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

The approximate total minimum rental commitments as of December 31, 2004 are as follows:

                 RELATED PARTY          TOTAL
                 -------------       -----------
2005              $   159,000        $   918,000
2006                  159,000            887,000
2007                  159,000            610,000
2008                  159,000            466,000
2009                  126,000            378,000
Thereafter            518,000          2,654,000
                  -----------        -----------
                  $ 1,280,000        $ 5,913,000
                  ===========        ===========

Required reserve balances: The Bank is required to maintain an average reserve balance with the Federal Reserve Bank. Required reserve balances were approximately $4,122,000 and $1,948,000 as of December 31, 2004 and 2003,
respectively.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial instruments with off-balance-sheet risk: The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. The Company's commitments as of December 31, 2004 and 2003 are approximately as follows:

                                         2004                 2003
                                    -------------        -------------
Commitments to extend credit        $ 188,495,000        $ 166,945,000
Standby letters of credit              22,181,000           19,974,000
                                    -------------        -------------
                                    $ 210,676,000        $ 186,919,000
                                    =============        =============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary. In the event the customer does not perform in accordance with the terms of the agreement with the third party, the Bank would be required to fund the commitment. The maximum potential amount of future payments the Bank could be required to make is represented by the contractual amount shown in the summary above. If the commitment is funded, the Bank would be entitled to seek recovery from the customer. At December 31, 2004 and 2003, no amounts have been recorded as liabilities for the Bank's potential obligations under these guarantees.

Concentrations of credit risk: Substantially all of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area (a 50-mile radius of the greater Des Moines, Iowa, metropolitan area and a 30-mile radius of the Iowa City, Iowa, metropolitan area). Securities issued by state and political subdivisions primarily involve governmental entities within the state of Iowa. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

Contingencies: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EMPLOYEE SAVINGS AND STOCK OWNERSHIP PLAN

The Company restated its profit sharing plan during 2004 to include a stock ownership plan. The restated plan is an employee savings and stock ownership plan covering substantially all of its employees. The plan consists of two components. One component is an employee stock ownership plan. The other component is a profit sharing plan. Both components have a qualified cash or deferred arrangement under Code Section 401(k). The purpose of the plan is to offer participants a systematic program for the accumulation of retirement and savings income, as well as a means to obtaining beneficial interest of ownership in company stock. The stock ownership component of the plan is intended to exclusively invest in common stock of the Company.

The contributions made by the Company to the profit sharing component are determined annually by the Board of Directors. Profit sharing expense for the years ended December 31, 2004, 2003 and 2002 was approximately $413,000, $323,000 and $252,000, respectively.

The plan allows eligible employees to defer a portion of their compensation ranging from 1% to the maximum dollar amount allowed by current law. The Company is required to match a portion of the employees' contribution. The Company's match is 100% of the first 2% of employee deferrals and 50% of the next 2% of employee deferrals. Expense for the years ended December 31, 2004, 2003 and 2002 was approximately $170,000, $133,000 and $104,000, respectively.

As of December 31, 2004, the plan holds 225,551 shares of Company stock. These shares are included in the computation of earnings per share. Dividends on shares held in the plan may be reinvested in Company stock or paid in cash to the participants.

NOTE 15. ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, are not necessarily indicative of the amounts that the Company could realize in a current market exchange. SFAS No. 107 excludes all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

      Cash and due from banks: The carrying amount approximates fair value.

      Federal funds sold and other short-term investments: The carrying amount approximates fair value.

      Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable financial instruments.

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Federal Home Loan Bank stock: The fair value of this untraded stock is estimated at its carrying value and redemption price of $100 per share.

      Loans: Fair values of loans are estimated using discounted cash flow analysis based on interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

      Deposits: The carrying amounts for demand and savings deposits, which represents the amount payable on demand, approximates their fair values. Fair values for fixed-rate and variable-rate certificates of deposit are estimated using discounted cash flow analysis based on interest rates currently being offered on certificates with similar terms.

      Accrued interest receivable and payable: The fair values of both accrued interest receivable and payable approximate their carrying amounts.

      Federal funds purchased and securities sold under agreements to repurchase and other borrowings: The carrying amount of federal funds purchased and securities sold under agreements to repurchase and certain other borrowings approximate their fair values. Fair values of long-term borrowings including subordinated notes/trust preferred securities are estimated using discounted cash flow analysis based on interest rates currently being offered with similar terms.

      Commitments to extend credit and standby letters of credit: The approximate fair values of commitments and standby letters of credit are considered equal to their notional values, based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and creditworthiness of the counterparties.

The carrying amounts and approximate fair values are as follows as of December 31, 2004 and 2003:

                                                                      2004                                2003
                                                         -------------------------------     -------------------------------
                                                            CARRYING        APPROXIMATE         Carrying        Approximate
                                                             AMOUNT          FAIR VALUE          Amount          Fair Value
                                                         -------------     -------------     -------------     -------------
Financial assets:
 Cash and due from banks                                 $  18,686,000     $  18,686,000     $  27,787,000     $  27,787,000
 Federal funds sold and other short-term investments        11,193,000        11,193,000        54,287,000        54,287,000
 Securities available for sale                             281,110,000       281,110,000       178,309,000       178,309,000
 Securities held to maturity                                59,420,000        60,141,000        91,406,000        93,477,000
 Federal Home Loan Bank stock                                6,523,000         6,523,000         5,198,000         5,198,000
 Loans, net                                                719,318,000       720,682,000       593,380,000       601,568,000
 Accrued interest receivables                                6,505,000         6,505,000         5,879,000         5,879,000
Financial liabilities:
 Deposits                                                  865,932,000       864,399,000       705,074,000       706,256,000
 Federal funds purchased and securities sold
  under agreements to repurchase                            74,543,000        74,543,000        85,443,000        85,443,000
 Other short-term borrowings                                 4,668,000         4,668,000         9,142,000         9,142,000
 Accrued interest payable                                    1,631,000         1,631,000           616,000           616,000
 Subordinated debentures/trust preferred securities         20,619,000        22,796,000        20,000,000        19,929,000
 Long-term borrowings                                       81,274,000        83,600,000        86,024,000        88,993,000
 Off-balance-sheet financial instruments:
  Commitments to extend credit                                       -                 -                 -                 -
  Standby letters of credit                                          -                 -                 -                 -

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. WEST BANCORPORATION, INC. (PARENT COMPANY ONLY) CONDENSED FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           DECEMBER 31, 2004 AND 2003

                                                            2004              2003
                                                       -------------     -------------
ASSETS

Cash                                                   $   1,271,011     $   4,308,070
Investment in securities available for sale                5,147,981           189,750
Investment in West Bank                                   89,427,275        86,796,310
Investment in WB Capital Management Inc.                   1,473,917         1,418,384
Investment in West Bancorporation Capital Trust I            619,000                 -
Intercompany debentures from West Bank                    20,000,000        20,000,000
Other assets                                                 566,113           420,177
                                                       -------------     -------------

            TOTAL ASSETS                               $ 118,505,297     $ 113,132,691
                                                       =============     =============

LIABILITIES AND EQUITY

LIABILITIES
 Accrued expenses and other liabilities                $     266,321     $     236,347
 Trust preferred securities                                        -        20,000,000
 Subordinated notes                                       20,619,000                 -
                                                       -------------     -------------
                                                          20,885,321        20,236,347
                                                       -------------     -------------
EQUITY
 Common stock                                              3,000,000         3,000,000
 Additional paid-in capital                               32,000,000        32,000,000
 Retained earnings                                        62,565,046        56,796,771
 Accumulated other comprehensive income                       54,930         1,099,573
                                                       -------------     -------------

            TOTAL EQUITY                                  97,619,976        92,896,344
                                                       -------------     -------------

            TOTAL LIABILITIES AND EQUITY               $ 118,505,297     $ 113,132,691
                                                       =============     =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                      2004               2003               2002
                                                 -------------      -------------      -------------
Operating income:
 Equity in net income of West Bank               $  18,908,160      $  17,782,998      $  16,516,279
 Equity in net income (loss) of WB Capital
  Management Inc.                                       55,533            (81,616)                 -
 Equity in net income of West Bancorporation
  Capital Trust I                                       43,846                  -                  -
 Interest and dividend income                        1,546,620            433,637              1,269
 Gain on sale of investment securities                   9,301            160,277                  -
                                                 -------------      -------------      -------------
                                                    20,563,460         18,295,296         16,517,548
                                                 -------------      -------------      -------------

Operating expenses:
 Interest on trust preferred securities                      -            649,280                  -
 Interest on subordinated notes                      1,475,429                  -                  -
 Salaries and employee benefits                        464,254            409,668                  -
 Other                                                 292,990            178,899            217,386
                                                 -------------      -------------      -------------
                                                     2,232,673          1,237,847            217,386
                                                 -------------      -------------      -------------

            INCOME BEFORE INCOME TAXES              18,330,787         17,057,449         16,300,162

Income tax (credits)                                  (283,690)          (225,179)           (75,641)
                                                 -------------      -------------      -------------

            NET INCOME                           $  18,614,477      $  17,282,628      $  16,375,803
                                                 =============      =============      =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                        2004               2003               2002
                                                                   -------------      -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                        $  18,614,477      $  17,282,628      $  16,375,803
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Equity in net income of West Bank                                 (18,908,160)       (17,782,998)       (16,516,279)
   Equity in net (income) loss of WB Capital Management Inc.             (55,533)            81,616                  -
   Equity in net income of West Bancorporation Capital Trust I           (43,846)                 -                  -
   Dividends received from West Bank                                  15,275,000         16,369,500         10,515,551
   Dividends received from West Bancorporation Capital
    Trust I                                                               43,846                  -                  -
   Gains from sale of securities available for sale                       (9,301)          (160,277)                 -
   Amortization                                                           39,949              6,030                  -
   Deferred income taxes                                                  (1,066)            (2,355)                 -
   Changes in assets and liabilities:
     Increase in other assets                                           (141,926)          (403,743)           (13,092)
     Increase in accrued expenses and other liabilities                   36,554            217,373             14,750
                                                                   -------------      -------------      -------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                       14,849,994         15,607,774         10,376,733
                                                                   -------------      -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from sales of securities available for sale                    944,901            491,977                  -
 Purchases of securities available for sale                           (5,985,752)          (502,650)                 -
 Capitalization of WB Capital Management Inc.                                  -         (1,500,000)                 -
 Capitalization of West Bancorporation Capital Trust I                  (619,000)                 -                  -
 Issuance of debentures to subsidiary                                          -        (20,000,000)                 -
                                                                   -------------      -------------      -------------
      NET CASH USED IN INVESTING ACTIVITIES                           (5,659,851)       (21,510,673)                 -
                                                                   -------------      -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of trust preferred securities                          -         20,000,000                  -
 Proceeds from issuance of subordinated debentures                       619,000                  -                  -
 Purchase of fractional shares resulting from stock dividend              (2,090)                 -                  -
 Payment for shares reacquired under common stock
   repurchase plan                                                    (2,360,235)                 -                  -
 Dividends paid                                                      (10,483,877)       (10,278,573)        (9,957,368)
                                                                   -------------      -------------      -------------
      NET CASH PROVIDED BY (USED IN)
          FINANCING ACTIVITIES                                       (12,227,202)         9,721,427         (9,957,368)
                                                                   -------------      -------------      -------------

      NET INCREASE (DECREASE) IN CASH                                 (3,037,059)         3,818,528            419,365

CASH
 Beginning                                                             4,308,070            489,542             70,177
                                                                   -------------      -------------      -------------
 Ending                                                            $   1,271,011      $   4,308,070      $     489,542
                                                                   =============      =============      =============

WEST BANCORPORATION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                        2004
                                          ---------------------------------------------------------------
         THREE MONTHS ENDED                 MARCH 31         JUNE 30        SEPTEMBER 30     DECEMBER 31
-------------------------------------     ------------     ------------     ------------     ------------
                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Interest income                           $     11,433     $     11,639     $     12,572     $     13,955
Interest expense                                 2,860            3,056            3,553            4,483
                                          ------------     ------------     ------------     ------------
        NET INTEREST INCOME                      8,573            8,583            9,019            9,472
Provision for loan losses                          225              225              325              425
                                          ------------     ------------     ------------     ------------
        NET INTEREST INCOME AFTER
         PROVISION FOR LOAN LOSSES               8,348            8,358            8,694            9,047
Noninterest income                               2,436            2,828            2,757            2,685
Noninterest expense                              4,296            4,251            4,158            4,263
                                          ------------     ------------     ------------     ------------
        INCOME BEFORE INCOME TAXES               6,488            6,935            7,293            7,469
Income taxes                                     2,226            2,382            2,486            2,477
                                          ------------     ------------     ------------     ------------
        NET INCOME                        $      4,262     $      4,553     $      4,807     $      4,992
                                          ============     ============     ============     ============

Net income per common share - basic       $       0.25     $       0.27     $       0.29     $       0.30
                                          ============     ============     ============     ============

                                                                        2003
                                          ---------------------------------------------------------------
         Three months ended                 March 31          June 30       September 30     December 31
-------------------------------------     ------------     ------------     ------------     ------------
                                                  (amounts in thousands, except per share amount)
Interest income                           $     10,374     $     10,340     $     11,325     $     11,422
Interest expense                                 2,716            2,664            2,817            2,942
                                          ------------     ------------     ------------     ------------
        NET INTEREST INCOME                      7,658            7,676            8,508            8,480
Provision for loan losses                          200              175              250              225
                                          ------------     ------------     ------------     ------------
        NET INTEREST INCOME AFTER
         PROVISION FOR LOAN LOSSES               7,458            7,501            8,258            8,255
Noninterest income                               1,704            1,939            2,157            3,505
Noninterest expense                              2,906            2,878            3,393            5,517
                                          ------------     ------------     ------------     ------------
        INCOME BEFORE INCOME TAXES               6,256            6,562            7,022            6,243
Income taxes                                     2,205            2,311            2,458            1,826
                                          ------------     ------------     ------------     ------------
        NET INCOME                        $      4,051     $      4,251     $      4,564     $      4,417
                                          ============     ============     ============     ============

Net income per common share - basic       $       0.24     $       0.25     $       0.27     $       0.26
                                          ============     ============     ============     ============

STOCK INFORMATION

West Bancorporation, Inc. common stock is traded on the Nasdaq National Market and quotations are furnished by the Nasdaq System. There were 332 common stockholders of record on December 31, 2004, and an estimated 850 additional beneficial holders whose stock was held in street name by brokerage houses.

MARKET AND DIVIDEND INFORMATION (1)

                   High           Low          Dividends
                ----------     ----------     ----------
2004
1st quarter     $    17.14     $    15.40     $    0.152
2nd quarter          17.14          13.93          0.152
3rd quarter          17.54          14.76          0.160
4th quarter          18.15          16.21          0.160

2003
1st quarter     $    16.70     $    13.67     $    0.152
2nd quarter          18.68          15.02          0.152
3rd quarter          17.92          15.77          0.152
4th quarter          17.66          16.24          0.152

(1) In July 2004, the Company's Board of Directors authorized a 5 percent common stock dividend. Per share numbers in this table have been adjusted for that stock dividend.

The prices shown above are the high and low sale prices for the Company's common stock. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

NASDAQ  SYMBOL: WTBA

Wall Street Journal and

Other Newspapers: WestBcp

TRANSFER AGENT/DIVIDEND PAYING AGENT

Illinois Stock Tranfer Company

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606-6905

800-757-5755

www.illinoisstocktransfer.com

FORM 10-K

Copies of the Company's annual report to the Securities and Exchange Commission on Form 10-K will be mailed when available without charge to shareholders upon written request. Such written request should be directed to, Chief Financial Officer, West Bancorporation, Inc., 1601 22nd Street, West Des Moines, Iowa 50266. It will also be available on the Securities and Exchange Commission's website at http://www.sec.gov/edgar/searchedgar/webusers.htm and through a link on the Company's investor relations web page at www.westbankiowa.com.

                          [WEST BANCORPORATION LOGO]

                            West Bancorporation, Inc.

                 PLEASE COMPLETE BOTH SIDES OF THE PROXY CARD,
                  DETACH AND RETURN IN THE ENCLOSED ENVELOPE.

                                                                                         DETACH ATTENDANCE CARD HERE AND
                          DETACH PROXY CARD HERE                                             MAIL WITH PROXY CARD
--------------------------------------------------------------------------------     ----------------------------------------
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN , THIS PROXY WILL BE
VOTED ( 1 ) FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1; AND (2) FOR
THE APPROVAL OF THE WEST BANCORPORATION, INC. RESTRICTED STOCK COMPENSATION
PLAN; AND (3) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS
MAY PROPERLY COME BEFORE THE MEETING.
                                                                                             West Bancorporation, Inc.

[VOTER CONTROL NUMBER                                                                If you plan to personally attend the
 ABOVE NAME HERE LOGO]                          Dated ____________________, 2005     Annual Meeting of Shareholders, please
                                                ________________________________     check the box below and list names of
                                                ________________________________     attendees on reverse side.
                                               (PLEASE SIGN HERE)
                                                                                     Return this stub in the enclosed
                                                                                     envelope with your completed proxy card.
Please sign exactly as name appears above. When shares are held by joint
tenants, both should sign. When signing as administrator, attorney, executor,                         I do plan to attend [ ]
guardian or trustee, please give full title as such. If a corporation,                                the 2005 meeting

                             WEST BANCORPORATION, INC. WEST DES MOINES, IOWA                                                PROXY
                             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 12, 2005
NAMES OF PERSONS ATTENDING   The undersigned hereby appoints Thomas E. Stanberry and Jack G. Wahlig, or either of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common
__________________________   Stock of West Bancorporation, Inc. which the undersigned is entitled to vote as of the record date, February 7, 2005, as fully as the undersigned could do if personally present, at the Annual
__________________________   Meeting of Shareholders of said corporation to be held in the board room at the headquarters of the
                             Company, located at 1601 22nd Street, West Des Moines, Iowa, on Tuesday, April 12, 2005 at 4:30
__________________________   p.m., Central Time, and at any and all adjournments thereof.

__________________________   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2.
                             1.    Election of Directors:  01 Frank W. Berlin      04 Orville E. Crowley   07 Thomas E. Stanberry
                                                           02 Steven G. Chapman    05 George D. Milligan   08 Jack G. Wahlig
                                                           03 Michael A. Coppola   06 Robert G. Pulver     09 Connie Wimer

                                   [ ] Vote FOR all nominees listed above        [ ] Vote WITHHELD from all nominees
                                       (except as marked to the contrary below)

                                   (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
                                   WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED TO THE RIGHT.) ___________________

                             2.    Approval of the West Bancorporation, Inc. Restricted Stock Compensation Plan.
                                        [ ] FOR     [ ] AGAINST    [ ] ABSTAIN

                             3.    In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements thereof.